As filed with the Securities and Exchange Commission on November 19, 2004
Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Frontier Oil Corporation*

(Exact name of registrant as specified in its charter)

Wyoming	2911	74-1895085
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10000 Memorial Drive, Suite 600 Houston, Texas 77024-3411 (713) 688-9600 (Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)	Julie H. Edwards
Executive Vice President — Finance and Administration
Chief Financial Officer
Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, Texas 77024-3411
(713) 688-9600
(Name, address, including ZIP Code, and telephone number,
including area code, of agent for service)

Copy To:

Robert V. Jewell, Esq.

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200
(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit(1)	Offering Price(1)	Fee(1)

6.625% Senior Notes due October 1, 2011	$150,000,000	100%	$150,000,000	$19,005
Guarantees of 6.625% Senior Notes due
October 1, 2011(2)(3)	$—	—	$—	$—

(1)	Represents the maximum principal amount at maturity of 6.625% Senior Notes due October 1, 2011 that may be issued pursuant to the exchange offer described in this registration statement. The registration fee was calculated pursuant to Rule 457(f) under the Securities Act of 1933.

(2)	The notes being registered will be guaranteed by all of our existing and future domestic restricted subsidiaries, other than our immaterial subsidiaries.

(3)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the guarantees of the notes.

*	Includes certain subsidiaries of Frontier Oil Corporation identified on the following page.

    The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF SUBSIDIARY GUARANTOR REGISTRANTS

	(State or Other	(Primary Standard
	Jurisdiction of	Industrial	(I.R.S. Employer
(Exact Name of Additional Registrant	Incorporation or	Classification Code	Identification
as Specified in its Charter)(1)	Organization)	Number)	Number)

Frontier Oil and Refining Company	Delaware	2911	84-1018461
Frontier Refining & Marketing Inc.	Delaware	2911	22-2899938
Frontier Holdings Inc.	Delaware	2911	13-3504072
Frontier Refining Inc.	Delaware	2911	22-2899378
Frontier El Dorado Refining Company	Delaware	2911	91-2002334
Frontier Pipeline Inc.	Delaware	2911	93-1023412

(1)	The address for each subsidiary guarantor registrant is 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411.

The information in this prospectus is not complete and may be changed. We may not offer these securities for exchange until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 19, 2004

PROSPECTUS

Frontier Oil Corporation

$150,000,000

Offer to Exchange

All Registered 6.625% Senior Notes due October 1, 2011
for
All Outstanding 6.625% Senior Notes due October 1, 2011

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM NEW YORK

CITY TIME, ON                     , 2004, UNLESS EXTENDED

TERMS OF THE EXCHANGE OFFER:

•	We are offering to exchange $150,000,000 aggregate principal amount of registered 6.625% Senior Notes due October 1, 2011, which we refer to as the exchange notes, for all of our outstanding unregistered 6.625% Senior Notes due October 1, 2011, which we refer to as the outstanding notes, that were issued on October 1, 2004.

•	The terms of the exchange notes will be substantially identical to the outstanding notes, except that the exchange notes will not be subject to transfer restrictions or registration rights relating to the outstanding notes. The exchange notes will represent the same debt as the outstanding notes, and will be issued under the same indenture.

•	We will exchange an equal principal amount of exchange notes for all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires. We do not currently intend to extend the exchange offer.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes for exchange notes should not be a taxable event for United States federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	There is no existing market for the exchange notes to be issued, and we do not intend to apply for their listing on any securities exchange or arrange for them to be quoted on any quotation system.

      See the section entitled “Description of Notes” that begins on page 30 for more information about the exchange notes to be issued in this exchange offer and the outstanding notes.

      This investment involves risks. See the section entitled “Risk Factors” that begins on page 11 for a discussion of the risks that you should consider prior to tendering your outstanding notes in the exchange offer.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                     , 2004.

ABOUT THIS PROSPECTUS

      Unless the context indicates or requires otherwise, the terms “Frontier,” “we,” “us,” and “our” as used in this prospectus refer to Frontier Oil Corporation and its consolidated subsidiaries. Unless the context indicates or requires otherwise, references to the “exchange notes” as used in this prospectus shall be deemed to include the applicable guarantees associated with such exchange notes. When we use the term “Rocky Mountain region,” we refer to the states of Colorado, Montana, Utah and Wyoming. When we use the term “Plains States,” we refer to the states of Kansas, Nebraska, Iowa, Missouri, North Dakota and South Dakota.

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of not more than one year after the date on which the exchange offer registration statement is declared effective, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in connection with any such resale. See “Plan of Distribution.”

      You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus, in connection with any offer made by this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

      Neither the delivery of this prospectus nor any sale or exchange made hereunder or thereunder shall, under any circumstances, create an implication that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to its date. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus, which constitutes a part of the registration statement on Form S-4 that we have filed with the SEC under the Securities Act, does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. We refer you to the registration statement and to its exhibits for further information with respect to us and the exchange notes. In addition, as allowed by the SEC’s rules, this prospectus incorporates by reference important business and financial information about us that is not included or delivered with this prospectus. The statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of such material by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find SEC reports at the SEC’s website (http://www.sec.gov). Such reports, proxy statements and other documents and information concerning us are also available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed the following documents with the SEC, which are “incorporated by reference” into this prospectus:

(1) Our Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 9, 2004, as amended by a Form 10-K/ A filed on October 14, 2004;

(2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 6, 2004;

(3) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 5, 2004;

(4) Our Current Report on Form 8-K, filed on October 4, 2004;

(5) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed on November 4, 2004; and

(6) Our Current Report on Form 8-K, filed November 19, 2004.

      All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the exchange notes offered by this prospectus shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You may request a free copy of any and all documents that have been incorporated by reference into this prospectus, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of any such document should be directed to us in writing at Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411, or by telephone at (713) 688-9600. In order to obtain timely delivery of such documents, holders of outstanding notes must request this information no later than five business days prior to the expiration date of the exchange offer for the outstanding notes.

FORWARD-LOOKING STATEMENTS

      This prospectus, including information incorporated by reference in this prospectus (see “Where You Can Find More Information” on page ii), contains “forward-looking statements,” as defined by the SEC. Such statements are those concerning the contemplated transactions and strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These include, without limitation:

•	statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future;

•	statements relating to future financial performance, future capital sources and other matters;

•	statements relating to our future revenue, income and operations; and

•	any other statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects” or similar expressions.

      Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements that we make in this document are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. These statements are based on assumptions made by us based on our experience and perception of historical trends, current conditions, expected future developments and other factors that we believe are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond our control. You are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	the risk factors described under “Risk Factors” beginning on page 11;

•	changes in our business, operations, results and prospects;

•	legislative or regulatory changes may adversely affect the businesses in which we are engaged;

•	there may be environmental risks and liabilities;

•	changes may occur in the securities markets; and

•	other economic, business, competitive and/or regulatory factors may affect our business generally as described in our filings with the SEC.

      All forward-looking statements contained in this document speak only as of the date of this document, and all forward-looking statements contained in any document incorporated by reference speak only as of the date of that document. We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

      This summary highlights selected information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, you should carefully read this prospectus, as well as the information incorporated by reference in this prospectus, to understand fully the terms of the exchange notes and other considerations that may be important to you in making a decision about whether to tender your outstanding notes in the exchange offer.

The Company

      We are an independent energy company engaged in crude oil refining and wholesale marketing of refined petroleum products. We operate refineries in Cheyenne, Wyoming and in El Dorado, Kansas with a total annual average permitted crude oil capacity of 156,000 barrels per day, or bpd. Both of our refineries are complex refineries, which means that they can process heavier, less expensive types of crude oil and still produce a high percentage of gasoline, diesel fuel and other high margin refined products. We focus our marketing efforts in the Rocky Mountain region and the Plains States, which we believe are among the most attractive refined products markets in the United States. The operations of refining and marketing of petroleum products are considered one reporting segment.

The Exchange Offer

Initial Offering of Outstanding Notes	On October 1, 2004, we issued in a private placement 6.625% Senior Notes due October 1, 2011. We refer to these notes as the outstanding notes in this prospectus.

Registration Rights Agreement	Pursuant to the registration rights agreement between us, the guarantors and the initial purchasers entered into in connection with the private placement of the outstanding notes, we have agreed to offer to exchange the outstanding notes for up to $150,000,000 principal amount of 6.625% Senior Notes due October 1, 2011 that are being offered hereby. We refer to the notes issued for the outstanding notes in this exchange offer as the exchange notes. We have filed this registration statement to meet our obligation under such registration rights agreement. If we fail to satisfy these obligations under the registration rights agreement, we will be required to pay liquidated damages to holders of the outstanding notes under specified circumstances.

The Exchange Offer	We are offering to exchange the exchange notes, which have been registered under the Securities Act, for the same aggregate principal amount of the outstanding notes. The outstanding notes may be tendered only in $1,000 increments. We will exchange the exchange notes for all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration date of the exchange offer.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under and entitled to the benefits of the same indenture that governs the outstanding notes. Holders of the outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Because we have registered the exchange notes, the exchange notes will not be subject to transfer restrictions, and holders of outstanding notes that have tendered and had their outstanding notes accepted in the exchange offer will have no registration rights.

If You Fail to Exchange Your Outstanding Notes	If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and indenture governing those notes. In general, you may not offer or sell your outstanding notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Procedures for Tendering Your Outstanding Notes	If you wish to tender your outstanding notes for exchange notes, you must:

• complete and sign the enclosed letter of transmittal by following the related instructions, and

• send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent either (1) with the outstanding notes to be tendered, or (2) in compliance with the specified procedures for guaranteed delivery of the outstanding notes.

Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes pursuant to this exchange offer. See “The Exchange Offer — Procedures for Tendering Outstanding Notes.” Please do not send your letter of transmittal or certificates representing your outstanding notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer — Exchange Agent.”

Resale of the Exchange Notes	Except as provided below, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• the exchange notes are being acquired in the ordinary course of business,

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer,

• you are not our affiliate, and

• you are not a broker-dealer tendering outstanding notes acquired directly from us for your account.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us. The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any exchange notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Record Date	We mailed this prospectus and the related offer documents to registered holders of the outstanding notes on , 2004.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we decide to extend the expiration date. We do not currently intend to extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. This exchange offer is not conditioned upon any minimum principal amount of the outstanding notes being tendered.

Exchange Agent	Wells Fargo Bank, N.A. is serving as exchange agent for the exchange offer.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before the expiration date of the exchange offer. You must follow the withdrawal procedures as described under the heading “The Exchange Offer — Withdrawal Rights.”

Federal Income Tax Considerations	The exchange of outstanding notes for the exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes for the outstanding notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Risk Factors	See “Risk Factors” beginning on page 11 for a discussion of factors that you should carefully consider before tendering your outstanding notes in the exchange offer.

The Exchange Notes

      The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and special interest provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes for which they are being exchanged. Both the outstanding notes and the exchange notes are governed by the same indenture.

Issuer	Frontier Oil Corporation, a Wyoming corporation

Notes Offered	$150,000,000 in principal amount of 6.625% Senior Notes due October 1, 2011.

Maturity	October 1, 2011.

Interest Payment Dates	April 1 and October 1 of each year, beginning on April 1, 2005.

Guarantees	The exchange notes are jointly and severally guaranteed on a senior unsecured basis by all of our existing and future domestic restricted subsidiaries, other than our immaterial subsidiaries.

Ranking	The exchange notes will be our unsecured senior obligations, and the exchange notes and the guarantees will rank:

• equally with all of our and the guarantors’ existing and future senior unsecured debt;

• ahead of any of our and the guarantors’ existing and future debt that expressly provides for subordination to the exchange notes or the guarantees;

• and subordinated to any of our and the guarantors’ secured indebtedness to the extent of the value of the collateral for such secured indebtedness.

As of September 30, 2004, on an as adjusted basis giving effect to the private placement of the outstanding notes of outstanding notes and the application of the net proceeds therefrom, we and the guarantors would have had $186.3 million of senior indebtedness, of which $36.3 million would have been secured indebtedness. The indenture governing the exchange notes will permit us and our restricted subsidiaries to incur additional indebtedness in the future.

Optional Redemption	We may, at our option, redeem some or all of the exchange notes at any time on or after October 1, 2007 at the redemption prices listed under “Description of Notes — Optional Redemption.” Prior to October 1, 2007, we may redeem the exchange notes at a make-whole price plus accrued and unpaid interest to the redemption date.

In addition, prior to October 1, 2007, we may, at our option, redeem exchange notes with the net proceeds of sales of our equity securities at the redemption price set forth under “Description of Notes — Optional Redemption.” We may make the redemption only if, after the redemption, at least 65% of the initial aggregate principal amount of the exchange notes issued at the closing of the private placement of the outstanding notes remains outstanding.

Mandatory Repurchase Offer	If we or our restricted subsidiaries sell assets, or experience a change of control, we may be required to offer to repurchase the exchange notes at the prices set forth under “Description of Notes — Repurchase at the Option of Holders.”

Covenants	We will issue the exchange notes under an indenture among us, the guarantors and Wells Fargo Bank, N.A., which will act as trustee on your behalf. The indenture will, among other things, restrict our ability and the ability of our restricted subsidiaries to:

• sell all or substantially all of our assets or merge or consolidate with or into other companies;

• borrow money;

• incur liens;

• pay dividends or make other distributions;

• make other restricted payments and investments; and

• enter into transactions with certain affiliates.

For more detail regarding these and other important covenants, please see the section entitled “Description of Notes — Covenants.”

Selected Historical Financial Data

      The following tables set forth certain of our selected historical consolidated financial information based upon our historical financial statements. The selected historical consolidated financial information presented below for each of the nine months ended September 30, 2004 and 2003 has been derived from our unaudited consolidated financial statements which are included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. The selected historical consolidated financial information presented below for each of the years ended December 31, 2003, 2002 and 2001 has been derived in part from our audited consolidated financial statements which are included in our Annual Report on Form 10-K/ A for the year ended December 31, 2003. The selected historical consolidated financial information presented below for each of the years ended December 31, 2000 and 1999 has been derived from our audited consolidated financial statements, which are not included in this prospectus or the registration statement of which it is a part. The selected quarterly financial and operating data hereinafter presented beginning on page 9 for the first, second and third quarters of 2004 have been derived from our unaudited consolidated financial statements which are included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, respectively. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes thereto included in our annual and quarterly reports incorporated by reference to this prospectus or the registration statement of which it is a part.

Financial Data

	Nine Months Ended
	September 30,			Fiscal Year Ended December 31,

	2004		2003	2003		2002		2001		2000		1999(1)

	(Dollars in thousands)
Revenues	$2,058,312		$1,627,560	$2,170,503		$1,813,750		$1,888,401		$2,045,157		$503,600
Operating income (loss)	127,668		37,034	51,864		27,899		164,100		70,655		(5,249)
Net income (loss)	69,525		(870)	3,232		1,028		107,653		37,206		(17,061)
Adjusted EBITDA(2)	152,190		58,221	80,696		55,231		189,110		93,662		7,799
Net cash provided by (used in) operating activities	107,176		29,317	(6,005)		50,822		138,575		66,346		(11,332)
Net cash used in investing activities	(34,840)		(26,756)	(34,300)		(37,117)		(22,824)		(12,688)		(181,703)
Net cash provided by (used in) financing activities	(14,115)		(8,309)	(7,539)		(5,336)		(76,202)		(27,557)		197,791
Working capital	129,315		102,899	38,621		108,253		109,064		43,610		24,832
Total assets	821,602		873,850	642,297		628,877		581,746		588,213		521,493
Long-term debt	168,853		208,112	168,689		207,966		208,880		239,583		257,286
Shareholders’ equity	239,877		164,731	169,277		168,258		169,204		81,424		50,681
Capital expenditures	34,840		27,026	34,300		37,117		22,824		12,688		181,703
Ratio of earnings to fixed charges(3)	6.6	x	— (4)	1.2	x	l.l	x	4.9	x	2.0	x	— (4)

(1)	Includes El Dorado refinery financial data from November 17, 1999. Capital expenditures in 1999 included $171.6 million for the purchase of the El Dorado refinery and in 2002 included $7.5 million for a contingent earn-out payment on the El Dorado acquisition.

(2)	Adjusted EBITDA represents income before interest expense, interest income, merger financing termination costs (includes both interest expense and income), income tax, and depreciation and amortization. Adjusted EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the Adjusted EBITDA calculation are derived from amounts included in our consolidated financial statements. Adjusted EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. Adjusted EBITDA is not necessarily comparable to similarly titled measures of other companies. We present Adjusted

EBITDA here because we believe it enhances an investor’s understanding of our ability to satisfy principal and interest obligations with respect to our indebtedness and to use cash for other purposes, including capital expenditures. Adjusted EBITDA is also used for internal analysis and as a basis for financial covenants. Our Adjusted EBITDA for each of the years in the five-year period ended December 31, 2003 and for each of the nine months ended September 30, 2004 and 2003 is reconciled to net income as follows:

	Nine Months
	Ended
	September 30,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999(1)

	(Dollars in thousands)
Net income (loss)	$69,525	$(870)	$3,232	$1,028	$107,653	$37,206	$(17,061)
Add provision (benefit) for income taxes	42,009	430	2,956	1,060	28,073	2,075	1,865
Add interest expense and other financing costs	17,618	20,749	28,746	27,613	31,146	34,738	11,447
Subtract interest income	(890)	(907)	(1,109)	(1,802)	(2,772)	(3,364)	(1,500)
Add merger financing termination costs, net	—	17,632	18,039	—	—	—	—
Add depreciation and amortization	23,928	21,187	28,832	27,332	25,010	23,007	13,048

Adjusted EBITDA	$152,190	58,221	$80,696	$55,231	$189,110	$93,662	$7,799

(3)	Represents the ratio of (i) the sum of income before taxes plus fixed charges for the period to (ii) fixed charges (excluding capitalized interest). Fixed charges, for the purpose of this computation, represent interest expense on debt, amortization of financing costs, capitalized interest, and the portion (approximately one-third) of rental expense that management believes is representative of the interest component of rental expense.

(4)	The earnings for the nine months ended September 30, 2003 and year ended December 31, 1999 were inadequate to cover fixed charges. The coverage deficiency was $0.9 million for the nine months ended September 30, 2003 and $15.2 million for the year ended December 31, 1999.

Operating Data

	Nine Months Ended
	September 30,		Fiscal Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999(1)

Charges (bpd)(2)
Light crude	38,760	30,451	31,314	35,684	31,456	35,605	10,250
Heavy crude(3)	110,054	116,128	115,907	110,372	111,061	105,529	39,315
Other feed and blend stocks	16,004	18,806	18,407	17,760	15,538	14,884	7,589

Total charges	164,818	165,385	165,628	163,816	158,055	156,018	57,154
Manufactured product yields(bpd)(4)
Gasoline	81,918	81,936	83,449	84,645	78,126	76,795	24,923
Diesel and jet fuel	52,487	53,188	53,156	53,436	51,210	50,924	17,340
Chemicals(5)	959	811	842	369	1,370	1,804	232
Asphalt and other	25,031	25,195	24,066	22,352	24,483	23,363	12,982

Total manufactured product yields	160,395	161,130	161,513	160,802	155,189	152,886	55,477
Total Product sales (bpd)
Gasoline	90,019	88,313	89,842	91,989	83,737	83,070	29,728
Diesel and jet fuel	52,487	53,702	53,606	53,378	51,539	51,568	17,156
Chemicals(5)	817	811	842	439	1,413	1,964	44
Asphalt and other	21,480	21,642	21,377	20,726	22,411	21,556	10,965

Total	164,803	164,468	165,667	166,532	159,100	158,158	57,893
Average sales price (per bbl)
Gasoline	$51.23	$40.46	$39.72	$33.08	$35.85	$38.09	$26.61
Diesel and jet fuel	46.68	36.72	36.91	30.35	34.12	37.19	25.92
Chemicals(5)	105.27	53.97	53.90	41.68	70.81	70.52	57.50
Asphalt and other	18.92	16.86	16.46	13.72	14.07	16.14	12.36

	Nine Months Ended
	September 30,		Fiscal Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999(1)

Refinery operating margin information (per sales bbl)
Refined products revenue	$45.84	$36.20	$35.88	$29.82	$32.53	$35.20	$23.73
Raw material, freight and other costs (FIFO inventory accounting)	38.09	31.21	30.77	25.71	25.69	30.41	20.31
Refinery operating expenses, excluding depreciation	3.59	3.32	3.31	2.93	3.27	3.07	2.71
Refinery depreciation	0.51	0.47	0.47	0.44	0.42	0.39	0.61
Average light/heavy crude oil differential (per bbl)(6)	$8.75	$6.91	$7.10	$4.77	$7.62	$5.88	n/a
WTI/ WTS crude oil differential (per bbl)(7)	$3.04	$2.67	$2.68	$1.36	$3.10	$2.06	n/a

(1)	Includes El Dorado refinery operating data from the date of acquisition, November 17, 1999.

(2)	Charges are the quantity of crude oil and other feedstock processed through refinery units.

(3)	Includes intermediate varieties of crude oil used by the El Dorado refinery.

(4)	Manufactured product yields are the volumes of specification materials that are obtained through the distilling of crude oil and the operations of other refinery process units.

(5)	During 2002, the process of shutting down the phenol and cumene units at the El Dorado refinery began and by year-end we had discontinued the production of phenol and acetone and began producing and selling benzene.

(6)	Average light/heavy crude oil differential is the differential between the benchmark average West Texas Intermediate (“WTI”) crude oil priced at Cushing, Oklahoma and the heavy crude oil priced delivered to the Cheyenne refinery.

(7)	Average differential between benchmark WTI crude oil priced at Cushing, Oklahoma and West Texas sour crude oil priced at Midland, Texas.

Selected Quarterly Financial and Operating Data

	2004			2003				2002

	Third	Second	First	Fourth	Third	Second	First	Fourth	Third	Second	First

	(In thousands except per bbl)
Revenues	$785,076	$735,904	$537,332	$542,943	$594,763	$533,413	$499,384	$531,558	$486,680	$459,162	$336,350
Operating income (loss)	42,557	85,433	(322)	14,830	27,304	8,599	1,131	11,110	8,487	1,631	6,671
Net income (loss)	23,792	49,469	(3,736)	4,102	3,822	(992)	(3,700)	2,965	809	(3,007)	261
Adjusted EBITDA(1)	50,723	93,970	7,497	22,475	34,460	15,670	8,091	18,089	15,466	8,407	13,269
Net cash provided by (used in) operating activities	45,558	78,876	(17,258)	(35,322)	29,341	19,315	(19,339)	43,749	20,237	(3,120)	(10,044)
Net cash (used in) investing activities	(6,520)	(11,739)	(16,581)	(7,544)	(7,193)	(12,956)	(6,607)	(6,729)	(4,193)	(10,560)	(15,635)
Net cash provided by (used in) financing activities	(4,383)	(41,685)	31,953	770	6,646	(42,468)	27,513	(31,339)	(19,082)	15,494	29,591
Refining operations
Total charges (bpd)(2)	169,436	172,951	152,015	166,347	177,364	173,610	144,824	162,361	170,391	165,074	157,310
Gasoline yields (bpd)(3)	84,477	86,782	74,468	87,937	86,014	85,056	74,614	94,564	79,779	82,050	82,104
Diesel and jet fuel yields (bpd)(3)	55,057	54,917	47,459	53,059	57,321	59,324	42,760	55,140	53,101	54,190	51,273
Total product sales (bpd)	174,204	171,460	148,642	169,233	176,914	171,215	144,921	175,888	166,750	169,366	153,880
Average light/heavy crude oil differential (per bbl)(4)	$9.28	$8.81	$8.17	$7.66	$6.81	$6.56	$7.37	$6.31	$4.18	$4.07	$4.50
Average WTI/ WTS crude oil differential (per bbl)(5)	$2.95	$3.29	$2.88	$2.71	$2.44	$3.19	$2.38	$1.73	$0.97	$1.22	$1.53

(1)	Adjusted EBITDA represents income before interest expense, interest income, merger financing termination costs, net (includes both interest expense and income), income tax, and depreciation and amortization. Adjusted EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the Adjusted EBITDA calculation are derived from amounts included in our consolidated financial statements. Adjusted EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. Adjusted EBITDA is not necessarily comparable to similarly titled measures of other companies. We present Adjusted EBITDA here because we believe it enhances an investor’s understanding of our ability to satisfy principal and interest obligations with respect to our indebtedness and to use cash for other purposes, including capital expenditures. Adjusted EBITDA is also used for internal analysis and as a basis for financial covenants. Our Adjusted EBITDA for the 2004, 2003 and 2002 quarters is reconciled to net income as follows (in thousands):

	2004			2003				2002

	Third	Second	First	Fourth	Third	Second	First	Fourth	Third	Second	First

Net income (loss)	$23,792	$49,469	$(3,736)	$4,102	$3,822	$(992)	$(3,700)	$2,965	$809	$(3,007)	$261
Add provision (benefit) for income taxes	13,437	30,813	(2,241)	2,526	2,940	(288)	(2,222)	1,686	1,140	(1,864)	98
Add interest expense and other financing costs	5,813	5,949	5,856	7,997	6,590	6,733	7,426	6,874	7,009	6,953	6,777
Subtract interest income	(485)	(204)	(201)	(202)	(260)	(274)	(373)	(415)	(471)	(451)	(465)
Add merger financing termination costs, net	—	—	—	407	14,212	3,420	—	—	—	—	—
Add depreciation and amortization	8,166	7,943	7,819	7,645	7,156	7,071	6,960	6,979	6,979	6,776	6,598

Adjusted EBITDA	$50,723	$93,970	$7,497	$22,475	$34,460	$15,670	$8,091	$18,089	$15,466	$8,407	$13,269

(2)	Charges are the quantity of crude oil and other feedstock processed through refinery units.

(3)	Manufacturer product yields are the volumes of specification materials that are obtained through the distilling of crude oil and the operations of other refinery process units.

(4)	Average light/heavy crude oil differential is the differential between the benchmark average crude oil priced at Cushing, Oklahoma and the heavy crude oil priced delivered to the Cheyenne refinery.

(5)	Average differential between benchmark WTI crude oil priced at Cushing, Oklahoma and West Texas sour crude oil priced at Midland, Texas.

RISK FACTORS

      Prospective participants in the exchange offer should carefully consider all of the information contained in this prospectus, including the risks and uncertainties described below. Except with respect to the risk factors associated with the exchange offer, the risk factors set forth below are generally applicable to the outstanding notes as well as the exchange notes.

Risks Associated with the Exchange Offer

If you fail to follow the exchange offer procedures, your outstanding notes will not be accepted for exchange.

      We will not accept your outstanding notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your outstanding notes. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your outstanding notes, we will not accept your outstanding notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we will not accept your outstanding notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

If you fail to exchange your outstanding notes for exchange notes, they will continue to be subject to the existing transfer restrictions and you may not be able to sell them.

      We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell them. To the extent any outstanding notes are tendered and accepted in the exchange offer, the trading market, if any, for the outstanding notes that remain outstanding after the exchange offer may be adversely affected due to a reduction in market liquidity.

Because there is no public market for the exchange notes, you may not be able to resell them.

      Although the exchange notes will be registered under the Securities Act, they will constitute a new issue of securities with no established trading market. We cannot assure you that an active market will exist for the exchange notes or that any trading market that does develop will be liquid. We do not intend to apply to list the exchange notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system. The trading market for the exchange notes may be adversely affected by:

•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the exchange notes;

•	the interest of securities dealers in making a market for the exchange notes; and

•	prevailing interest rates and general economic conditions.

      Historically, the market for non-investment grade debt has been subject to substantial volatility in prices. The market for the exchange notes, if any, may be subject to similar volatility. Prospective investors in the exchange notes should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time.

Risks Related to Investment in the Exchange Notes

To service our indebtedness, we will require a significant amount of cash. We depend upon our subsidiaries for cash to meet our debt obligations, including the exchange notes.

      We are a holding company. Our subsidiaries conduct all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to meet our debt service obligations, including the exchange notes, depend upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of dividends, tax sharing payments or otherwise. Their ability to make any payments will depend on their earnings, the terms of their indebtedness, tax considerations and legal restrictions. We have no special purpose entities.

      Our revolving credit facility includes certain financial covenant requirements relating to our working capital, tangible net worth and earnings before interest, taxes, depreciation and amortization. If we do not meet these requirements, an event of default occurs under the revolving credit facility. Accordingly, the existence of borrowing or a default or event of default under our revolving credit facility could adversely affect our ability to have sufficient cash to pay our obligations, including the exchange notes.

Your right to receive payments on the exchange notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of the exchange notes will be effectively subordinated to all of the guarantors’ existing and future secured indebtedness.

      Holders of our existing or future secured indebtedness and holders of existing or any future secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the exchange notes to the extent of the value of the assets securing that other indebtedness. The exchange notes will be effectively subordinated to all of that secured indebtedness, including the revolving credit facility. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the exchange notes will participate in the distribution or payment of our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the exchange notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As a result, holders of exchange notes may receive less, ratably, than holders of secured indebtedness.

Your right to receive payments on the exchange notes will be effectively subordinated to the rights of creditors of our subsidiaries that do not guarantee the exchange notes or whose guarantees are invalidated.

      Creditors of our subsidiaries that do not guarantee the exchange notes will have claims, with respect to the assets of those subsidiaries, that rank effectively senior to the exchange notes. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding, the claims of those creditors must be satisfied prior to making any such distribution or payment to us in respect of our direct or indirect equity interests in such subsidiaries. Accordingly, after satisfaction of the claims of such creditors, there may be little or no amounts left available to make payments in respect of the exchange notes. Also, as described above, there are federal and state laws that could invalidate the guarantees of our subsidiaries that guarantee the exchange notes. If that were to occur, the claims of creditors of those subsidiaries would also rank effectively senior to the exchange notes, to the extent of the assets of those subsidiaries.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the exchange notes will not fully prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify and our ability to satisfy our obligations with respect to the exchange notes could be adversely affected.

Our substantial indebtedness could adversely affect our ability to operate our business and prevent us from fulfilling our obligations under the exchange notes.

      We have a significant amount of indebtedness. On September 30, 2004, as adjusted to give effect to the private placement of the outstanding notes and the application of the net proceeds therefrom, we and the guarantors would have had total senior indebtedness of $186.3 million. Our as adjusted ratio of earnings to fixed charges would have been 10.8x for the nine months ended September 30, 2004.

      Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the exchange notes;

•	limit our ability to obtain additional financing to fund our working capital, expenditures, debt service requirements or for other purposes;

•	limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service debt;

•	limit our ability to compete with other companies who are not as highly leveraged; and

•	limit our ability to react to changing market conditions in our industry and in our customers’ industries and to economic downturns.

      In addition, the indenture governing the exchange notes will contain, and our revolving credit facility does contain, financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debt, including the exchange notes.

      Our ability to satisfy our debt obligations, including the exchange notes, will depend upon our future operating performance. Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make payments on our debt obligations. If we cannot generate sufficient cash from operations to meet our other obligations, we may need to refinance or sell assets. Our business may not generate sufficient cash flow, or we may not be able to obtain sufficient funding, to make the payments required by all of our debt, including the exchange notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

      Upon the occurrence of certain specific kinds of “change of control” events as defined in the indenture, we will be required to offer to repurchase all outstanding exchange notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or that restrictions in the revolving credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” under the indenture. It is also probable that a change of control would constitute a default under the revolving credit agreement. See “Description of Notes — Repurchase at the Option of Holders.”

Federal and state statutes allow courts, under specific circumstances, to void the exchange notes and the guarantees and require holders of exchange notes to return payments received from us or the guarantors.

      Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the exchange notes and the guarantees could be voided, or claims in respect of the exchange notes or the guarantees could be subordinated to all other debts of ours or any guarantor if, among other things, we or the guarantor, at the time the indebtedness evidenced by the exchange notes or the guarantees was increased:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the indebtedness; and

•	were insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	were engaged, or about to engage, in a business or transaction for which our or the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured.

      In addition, any payment by us or a guarantor pursuant to its guarantee could be voided and required to be returned to us or the guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantor. In any such case, your right to receive payments in respect of the exchange notes from us or such guarantor would be effectively subordinated to all of our or its indebtedness and other liabilities.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or a guarantor would be considered insolvent if:

•	the sum of our or its debts, including contingent liabilities, was greater than the fair saleable value of all of our or its assets; or

•	if the present fair saleable value of our or its assets were less than the amount that would be required to pay our or its probable liability on our or its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	we or it could not pay our or its debts, respectively, as they become due.

Risks Relating to Our Business

Crude oil prices and refining margins significantly impact our cash flow and have fluctuated significantly in the past.

      Our cash flow from operations is primarily dependent upon producing and selling quantities of refined products at margins that are high enough to cover our fixed and variable expenses. In recent years, crude oil costs and crack spreads have fluctuated substantially. Factors that may affect crude oil costs and refined product prices include:

•	overall demand for crude oil and refined products;

•	general economic conditions;

•	the level of foreign and domestic production of crude oil and refined products;

•	the availability of imports of crude oil and refined products;

•	the marketing of alternative and competing fuels; and

•	the extent of government regulation.

      Crude oil supply contracts are generally short-term contracts with price terms that change as market prices change. Our crude oil requirements are supplied from sources that include:

•	major oil companies;

•	crude oil marketing companies;

•	large independent producers; and

•	smaller local producers.

      The prices we receive for our refined products are affected by:

•	global market dynamics;

•	product pipeline capacity;

•	local market conditions; and

•	the level of operations of other refineries in the Plains States and the Rocky Mountain region.

      The price at which we can sell gasoline and other refined products is strongly influenced by the commodity price of crude oil. Generally, an increase or decrease in the price of crude oil results in a corresponding increase or decrease in the price of gasoline and other refined products. However, if crude oil prices increase significantly, our operating margins would fall unless we could pass along these price increases to our customers. From time to time, we purchase forward crude oil supply contracts, enter into forward product agreements to hedge excess inventories and hedge our refined product margins.

      In addition, our refineries maintain inventories of crude oil, intermediate products and refined products, the value of each being subject to rapid fluctuations in market prices. We record our inventories at the lower of cost (as determined on a first-in, first-out basis) or market price. As a result, a rapid and significant increase or decrease in the market prices for crude oil or refined products could have a significant short-term impact on our earnings and cash flow.

Our profitability is linked to the light/heavy crude oil price spread, which increased significantly in 2003 and to date in 2004 over 2002 levels.

      Our profitability, particularly at the Cheyenne refinery, is linked to the price spread between light and heavy crude oil. We prefer to refine heavy crude oil because it provides a wider refining margin than light crude does. Accordingly, any tightening of the light/heavy spread will reduce our profitability. Crude prices were high during 2003 and to date in 2004, which resulted in an attractive light/ heavy spread. However, crude oil prices may not remain at their current levels, and the light/heavy spread may decline again.

External factors beyond our control can cause fluctuations in demand for our products and in our prices and margins, which may negatively affect income and cash flow.

      External factors can also cause significant fluctuations in demand for our products and volatility in the prices for our products and other operating costs and can magnify the impact of economic cycles on our business. Examples of external factors include:

•	general economic conditions;

•	competitor actions;

•	availability of raw materials;

•	international events and circumstances; and

•	governmental regulation in the United States and abroad, including changes in policies of the Organization of Petroleum Exporting Countries.

      Demand for our products is influenced by general economic conditions. For example, refined product margins and crude oil differentials in 2001 were at near record levels. After experiencing such record levels, refined product margins and crude oil differentials declined substantially in 2002. This decline was attributed to unusually high prices for oil, reduced market demand for refined products and greater imports of competitive products, all of which adversely affected our results of operations in 2002. In 2003, refined product margins and crude oil differentials returned to nearly average levels. However, the existence of similar economic and market conditions in the future may have a negative impact on our business and financial results.

Our refineries face operating hazards and the potential limits on insurance coverage could expose us to potentially significant liability costs.

      Our operations are subject to significant interruption and our profitability would be impacted if any of our refineries experiences a major accident or fire, is damaged by severe weather or other natural disaster, or otherwise is forced to curtail its operations or shut down. If a pipeline becomes inoperative, crude oil would have to be supplied to these refineries through an alternative pipeline or from additional tank trucks, which could hurt our business and profitability. In addition, a major accident, fire or other event could damage a refinery or the environment or cause personal injuries. If a refinery experiences a major accident or fire or other event or an interruption in supply or operations, our business could be materially adversely affected if the damage or liability exceeds the amounts of business interruption, property, terrorism and other insurance that we maintain against these risks. See Note 8 to Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

      Our refineries consist of many processing units, a number of which have been in operation for a long time. One or more of the units may require additional, unscheduled down time, or “turnaround,” for unanticipated maintenance or repairs that is more frequent than our scheduled turnaround for each unit every one to five years. Scheduled and unscheduled turnarounds could reduce our revenues during the period of time that our units are not operating.

As our commitment to Shell under the refined product offtake agreement declines, we will have to find new customers for the gasoline and diesel fuel produced at the El Dorado refinery. We may not be able to do this successfully.

      In connection with the purchase of the El Dorado refinery in 1999, we entered into a 15-year refined product offtake agreement with Shell. Under this agreement, Shell purchases most of the gasoline and diesel production of the El Dorado refinery at market-based prices. Initially, Shell purchased substantially all of the El Dorado refinery’s production of these products. Beginning in 2000, we retained and marketed a portion of the refinery’s gasoline and diesel production. This portion has increased and will continue to increase by 5,000 bpd each year for ten years, beginning at 5,000 bpd in 2000, rising to 50,000 bpd by 2009 and remaining at this level through the term of this agreement. Shell will purchase substantially all gasoline and diesel production in excess of these amounts. The offtake agreement now provides for Shell to purchase all jet fuel production from the El Dorado refinery through the term of the offtake agreement. Because we will have to market an increasing portion of the El Dorado refinery’s gasoline and diesel production over the next ten years, we will have to find new customers for these refined products. These customers may be in markets that we have not previously sold to, and it may be difficult for us to find customers for these products. If we cannot find customers in locations convenient to the El Dorado refinery, our revenues and profits may be reduced.

We face substantial competition from other refining and pipeline companies.

      The refining industry is highly competitive. Many of our competitors are large, integrated, major or independent oil companies that, because of their more diverse operations, larger refineries and stronger capitalization, may be better positioned than we are to withstand volatile industry conditions, including shortages or excesses of crude oil or refined products or intense price competition at the wholesale level. Many of these competitors have financial and other resources substantially greater than ours.

Our operating results are seasonal and generally lower in the first and fourth quarters of the year.

      Demand for gasoline and asphalt products is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic and road construction work. As a result, our operating results for the first and fourth calendar quarters are generally lower than for those for the second and third quarters. Diesel demand has historically been more stable because two major east-west truck routes and two major railroads cross one of our principal marketing areas. However, reduced road construction and agricultural work during the winter months somewhat depresses demand for diesel in the winter months.

Our operations involve environmental risks that may require us to make substantial capital expenditures to remain in compliance or that could give rise to material liabilities.

      Our results of operations may be affected by increased costs resulting from compliance with the extensive environmental laws to which our business is subject and from any possible contamination of our facilities as a result of accidental spills, discharges or other releases of petroleum or hazardous substances.

      Our operations are subject to a variety of federal, state and local environmental laws and regulations relating to the protection of the environment, including those governing the emission or discharge of pollutants into the air and water, product specifications and the generation, treatment, storage, transportation and disposal, or remediation of solid and hazardous waste and materials. Environmental laws and regulations that affect the operations, processes and margins for our refined products are extensive and have become progressively more stringent. Additional legislation or regulatory requirements or administrative policies could be imposed with respect to our products or activities. Compliance with more stringent laws or regulations or more vigorous enforcement policies of the regulatory agencies could adversely affect our financial position and results of operations and could require us to make substantial expenditures. See “Business — Government Regulation — Environmental Matters” in our Annual Report on Form 10-K for the year ended December 31, 2003.

      Our business is inherently subject to accidental spills, discharges or other releases of petroleum or hazardous substances. Past or future spills related to any of our operations, including our refineries, pipelines or product terminals, may give rise to liability (including potential clean-up responsibility) to governmental entities or private parties under federal, state or local environmental laws, as well as under common law. This may involve contamination associated with facilities that we currently own or operate, facilities that we formerly owned or operated and facilities to which we sent wastes or by-product for treatment or disposal and other contamination. Accidental discharges could occur in the future, future action may be taken in connection with past discharges, governmental agencies may assess penalties against us in connection with past or future contamination, and third parties may assert claims against us for damages allegedly arising out of any past or future contamination. The potential penalties and clean-up costs for past or future releases or spills, the failure of some prior owners of our facilities to complete their clean-up obligations, the liability to third parties for damage to their property, or the need to address newly discovered information or conditions that may require a response could be significant, and the payment of these amounts could have a material adverse effect on our business, financial condition and results of operations. See Notes 5 and 6 to Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

An adverse decision in a lawsuit pending between Holly Corporation and Frontier could have a material adverse effect on our financial condition and therefore on our results of operations.

      On August 20, 2003, we filed a lawsuit in the Delaware Court of Chancery seeking declaratory relief and unspecified damages based on allegations that Holly Corporation repudiated its obligations and breached an implied covenant of good faith and fair dealing under a merger agreement announced in late March 2003 under which Frontier and Holly Corporation were to be combined. On September 2, 2003, Holly Corporation filed its answer and counterclaims seeking declaratory judgments that Holly Corporation had not repudiated the merger agreement, that we had repudiated the merger agreement, that we had breached certain representations made by us in the merger agreement, that Holly Corporation’s obligations under the merger agreement were and are excused and that Holly Corporation may terminate the merger agreement without liability, and seeking unspecified damages as well as costs and attorneys’ fees. The trial with respect to our complaint and the Holly Corporation answer and counterclaims began in the Delaware Court of Chancery on February 23, 2004 and was completed on March 5, 2004. In this litigation, the maximum amount of damages currently asserted by us against Holly Corporation is approximately $161 million plus interest, attorneys’ fees and costs, and the maximum amount of damages currently asserted by Holly Corporation against us is approximately $148 million plus interest, attorneys’ fees and costs. Post-trial briefing was completed in late April 2004, and on May 4, 2004 the court heard oral arguments. We are awaiting a decision to be announced by the court. While we cannot predict the outcome of this litigation, an adverse decision to us could have a material adverse effect on our business, financial condition, liquidity, competitive position or prospects.

We may have labor relations difficulties with some of our employees represented by unions.

      At September 30, 2004, 429 of our 741 employees were covered by collective bargaining agreements. We believe that our current relations with our employees are good. However, employees may conduct a strike at some time in the future, which may adversely affect our operations. See “Business — Employees” in our Annual Report on Form 10-K for the year ended December 31, 2003.

Terrorist attacks and threats or actual war may negatively impact our business.

      Terrorist attacks in the United States, as well as events occurring in response to or in connection with them, including future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions affecting our suppliers or our customers, may adversely impact our operations. As a result, there could be delays or losses in the delivery of supplies and raw materials to us, decreased sales of our products and extensions for time for payment of accounts receivable from our customers.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our historical ratios of earnings to fixed charges on a consolidated basis for the periods indicated. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

Nine Months Ended
September 30,			Year Ended December 31,

2004	2003		2003		2002		2001		2000		1999

6.6x	—	(1)	1.2	x	1.1	x	4.9	x	2.0	x	—	(1)

The ratios were computed by dividing earnings by fixed charges. For this purpose, “earnings” is the amount resulting from adding and subtracting the following items. Add the following: (a) pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees, and (e) your share of pretax losses of equity investees for which charges arising from guarantees are included in fixed charges. From the total of the added items, subtract the following: (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries, and (c) the minority interest in pretax income of subsidiaries that have not incurred fixed charges. “Fixed charges” represent the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries.

(1)	The earnings for the nine months ended September 30, 2003 and year ended December 31, 1999 were inadequate to cover fixed charges. The coverage deficiency was $0.9 million for the nine months ended September 30, 2003 and $15.2 million for the year ended December 31, 1999.

USE OF PROCEEDS

      The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the outstanding notes. We will not receive any cash proceeds from the issuance of the exchange notes. The outstanding notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Outstanding Notes

      On October 1, 2004, we issued an aggregate principal amount of $150 million of our 6.625% Senior Notes due October 1, 2011, that were not registered under the Securities Act in an offering under Rule 144A and Regulation S of the Securities Act. The outstanding notes were issued, and the exchange notes will be issued, under an indenture relating to the notes, dated October 1, 2004, by and among us and Wells Fargo Bank, N.A., as trustee. We sold the outstanding notes to Bear, Stearns & Co. Inc., BNP Paribas Securities Corp. and TD Securities (USA) Inc. as the initial purchasers, under a purchase agreement, dated September 21, 2004, by and between the initial purchasers, us and the guarantors. In connection with the outstanding notes sold to the initial purchasers, we also signed a registration rights agreement in which we agreed to exchange all of the issued and outstanding notes for a like principal amount of our exchange notes. The terms of the exchange notes are substantially identical to those of the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes do not apply to the exchange notes.

      Subject to the terms and conditions set forth in this prospectus and in the letter of transmittal, we are offering to exchange up to $150 million in aggregate principal amount of our registered 6.625% Senior Notes due October 1, 2011, for an equal amount of our outstanding 6.625% Senior Notes due October 1, 2011.

      This prospectus and the enclosed letter of transmittal constitute an offer to exchange the exchange notes for all of the issued and outstanding notes. This exchange offer is being extended to all holders of the outstanding notes. As of the date of this prospectus, $150 million aggregate principal amount of 6.625% Senior Notes due October 1, 2011 are outstanding. This prospectus and the enclosed letter of transmittal are first being sent on or about                     , 2004, to all holders of outstanding notes known to us. Subject to the conditions listed below, we will accept for exchange all outstanding notes that are properly tendered on or prior to the expiration of the exchange offer and not withdrawn as permitted below. The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2004. However, if we, in our sole discretion, extend the period of time during which the exchange offer is open, the exchange offer will expire at the latest time and date to which we extend the exchange offer. Our obligation to accept outstanding notes for exchange in the exchange offer is subject to the conditions listed below under the caption “— Conditions to the Exchange Offer.”

      We expressly reserve the right, at any time and from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any outstanding notes. If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below. During any extension of the exchange offer, all outstanding notes previously tendered and not withdrawn will remain subject to the exchange offer and may be accepted for exchange by us. We will return to the registered holder, at our expense, any outstanding notes not accepted for exchange as promptly as practicable after the expiration or termination of the exchange offer. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the exchange offer.

      We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange if any of the events described below under the caption “— Conditions to the Exchange Offer” should occur. We will give you oral or written notice of any amendment, termination or non-acceptance as promptly as practicable.

      Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to those outstanding note holders who did not exchange their outstanding notes for exchange notes. The terms of these additional exchange offers may differ from those applicable to this exchange offer. We may use this prospectus, as amended or supplemented from time to time, in connection with any additional exchange offers. These additional exchange offers will take place from time to time until all outstanding notes have been exchanged for exchange notes, subject to the terms and conditions contained in the prospectus and letter of transmittal that we will distribute in connection with the additional exchange offers.

Procedures for Tendering Outstanding Notes

      Outstanding notes tendered in the exchange offer must be in denominations of $1,000 principal amount and any integral multiple thereof.

      When you tender your outstanding notes, and we accept the outstanding notes, this will constitute a binding agreement between you and us subject to the terms and conditions set forth in this prospectus and the enclosed letter of transmittal. Unless you comply with the procedures described below under the caption “— Guaranteed Delivery Procedures,” you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

•	tender your outstanding notes by sending the certificates for your outstanding notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to Wells Fargo Bank, N.A., as exchange agent, at one of the addresses listed below under the caption “— Exchange Agent”; or

•	tender your outstanding notes by using the book-entry procedures described below under the caption “— Book-Entry Transfer” and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to Wells Fargo Bank, N.A., as exchange agent, at one of the addresses listed below under the caption “— Exchange Agent.”

      In order for a book-entry transfer to constitute a valid tender of your outstanding notes in the exchange offer, the exchange agent must receive a confirmation of book-entry transfer of your outstanding notes into the exchange agent’s account at The Depository Trust Company (“DTC”) in accordance with DTC’s Automated Tender Offer Program prior to the expiration of the exchange offer. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received and have agreed to be bound by the letter of transmittal. If you use this procedure, we may enforce the letter of transmittal against you.

      THE METHOD OF DELIVERY OF CERTIFICATES FOR OUTSTANDING NOTES, LETTERS OF TRANSMITTAL, AGENT’S MESSAGES AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION. IF YOU DELIVER YOUR OUTSTANDING NOTES BY MAIL, WE RECOMMEND REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. DO NOT SEND CERTIFICATES FOR OUTSTANDING NOTES, LETTERS OF TRANSMITTAL OR AGENT’S MESSAGES TO US.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless you are either a registered outstanding note holder and have not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or you are exchanging outstanding notes for the account of an eligible guarantor institution. An eligible guarantor institution means:

•	Banks (as defined in Section 3(a) of the Federal Deposit Insurance Act);

•	Brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers (as defined in the Exchange Act);

•	Credit unions (as defined in Section 19B(1)(A) of the Federal Reserve Act);

•	National securities exchanges, registered securities associations and clearing agencies (as these terms are defined in the Exchange Act); and

•	Savings associations (as defined in Section 3(b) of the Federal Deposit Insurance Act).

      If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible guarantor institution. If you plan to sign the letter of transmittal but you are not the registered holder of the outstanding notes — which term, for this purpose, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the outstanding notes — you must have the outstanding notes signed by the registered holder of the outstanding notes and that signature must be guaranteed by an eligible guarantor institution. You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an eligible guarantor institution, but that instrument must be in a form satisfactory to us in our sole discretion. In addition, if a person or persons other than the registered holder or holders of outstanding notes signs the letter of transmittal, certificates for the outstanding notes must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered holder or holders that appear on the certificates for outstanding notes.

      All questions as to the validity, form, eligibility — including time of receipt — and acceptance of outstanding notes tendered for exchange will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of outstanding notes improperly tendered or to not accept any outstanding notes, the acceptance of which might be unlawful as determined by us or our counsel. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any outstanding notes either before or after the expiration of the exchange offer — including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration of the exchange offer — including the terms and conditions of the letter of transmittal and the accompanying instructions — will be final and binding. Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within a reasonable period of time, as determined by us. Neither we, Wells Fargo Bank, N.A., as exchange agent, nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will we have any liability for failure to give this notification.

      If you are a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the letter of transmittal or any certificates for outstanding notes or bond powers, you must indicate your status when signing. If you are acting in any of these capacities, you must submit proper evidence satisfactory to us of your authority to so act unless we waive this requirement.

      By tendering your outstanding notes, you represent to us:

•	that any exchange notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•	that at the time of the commencement of the exchange offer, you do not have any arrangement or understanding with any person to participate in a distribution of the exchange notes, as defined in the Securities Act, in violation of the Securities Act;

•	that you are not our “affiliate” as defined in Rule 405 under the Securities Act, or if you are our affiliate, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act;

•	if you are not a participating broker-dealer, that you are not engaged in, and do not intend to engage in, a distribution of the exchange notes, as defined in the Securities Act; and

•	if you are a participating broker-dealer, that you will receive the exchange notes for your own account in exchange for outstanding notes that were acquired by you as a result of your market-

making or other trading activities and that you will deliver a prospectus in connection with any resale of the exchange notes that you receive. As used in this prospectus, a “participating broker-dealer” is a broker-dealer that receives exchange notes for its own account in exchange for outstanding notes that it acquired as a result of market-making or other trading activities. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to resales of the exchange notes — other than a resale of an unsold allotment from the original sale of the outstanding notes — by delivering this prospectus to prospective purchasers. For further information regarding participating broker-dealers and the prospectus delivery requirement, see “Plan of Distribution.”

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration of the exchange offer, all outstanding notes properly tendered and will issue the exchange notes promptly after the acceptance of the outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice of acceptance to Wells Fargo Bank, N.A., as exchange agent, with written confirmation of any oral notice to be given promptly after any oral notice.

      For each outstanding note accepted for exchange in the exchange offer, the holder of the outstanding note will receive an exchange note having a principal amount at maturity equal to that of the surrendered outstanding note. Interest on the exchange note will accrue:

•	from the later of the last date to which interest was paid on the outstanding note surrendered in the exchange for the exchange note or if the outstanding note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of the exchange and as to which interest will be paid, the date to which interest will be paid on such interest payment date; or

•	if no interest has been paid on the outstanding note, from and including October 1, 2004.

      Payments of interest, if any, on outstanding notes that were exchanged for exchange notes will be made on each April 1 and October 1 during which the exchange notes are outstanding to the person who, at the close of business on the record date next preceding the interest payment date, is the registered holder of the outstanding notes if the record date occurs prior to the exchange, or is the registered holder of the exchange notes if the record date occurs on or after the date of the exchange, even if the outstanding notes are cancelled after the record date and on or before the interest payment date.

      In addition, if

•	we and the guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing, or

•	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness, or

•	we and the guarantors fail to consummate the exchange offer within 30 business days of the date specified for such effectiveness with respect to this registration statement, or

•	the shelf registration statement or this registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement,

(each a “Registration Default”), then we agree to pay each holder of transfer restricted securities affected thereby liquidated damages in an amount equal to $.05 per week per $1,000 principal amount of the outstanding notes held by such holder for the first 90-day period immediately following the occurrence of a Registration Default, increasing by an additional $.05 per week per $1,000 with respect to each subsequent 90-day period up to a maximum of $.20 per week per $1,000 thereafter, from and including the date on which any such Registration Default shall occur. Following the cure of all Registration Defaults relating to any particular outstanding notes, the accrual of liquidated damages with respect to such outstanding notes will cease.

      In all cases, the issuance of exchange notes in exchange for outstanding notes will be made only after Wells Fargo Bank, N.A., as exchange agent, timely receives either certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal. If for any reason we do not accept any tendered outstanding notes or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged outstanding notes without expense to the registered holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC by using the book-entry procedures described below, the unaccepted or non-exchanged outstanding notes will be credited to an account maintained with DTC. Any outstanding notes to be returned to the holder will be returned as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

      The exchanges notes will be represented by one or more global notes in definitive form (the “Global Notes”). The Global Notes will be deposited on the issue date under the indenture with, or on behalf of, DTC and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below (such nominee being referred to herein as the “Global Note Holder”). DTC will maintain the Global Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

      DTC has advised us as follows:

•	DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including Euroclear and Clearstream (collectively, the “Participants” or the “Depositary’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).

•	The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the exchange notes will be limited to such extent.

•	So long as the Global Note Holder is the registered owner of any exchange notes, the Global Note Holder will be considered the sole holder of exchange notes represented by such Global Notes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Except as provided below, owners of exchange notes will not be entitled to have exchange notes registered in their names and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither we, the guarantors nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such exchange notes.

•	Payments in respect of the principal of, premium, if any, and interest on any exchange notes registered in the name of a Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names any exchange notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of exchange notes (including principal, premium, if any, and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

•	Transfers between the Depositary’s Participants will be effected in the ordinary way in accordance with DTC rules.

      We expect that DTC will take any action permitted to be taken by a holder of outstanding notes, including the presentation of outstanding notes for exchange as described below, only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of outstanding notes as to which such Participant or Participants has or have given such direction.

      Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for exchange notes in definitive form. Upon any such issuance, the trustee is required to register such exchange notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such exchange notes would be issued in fully registered form. In addition, if (1) DTC notifies us in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days or (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of exchange notes in definitive form under the indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, exchange notes in such form will be issued to each person that such Global Note Holder and DTC identifies as being the beneficial owner of the related exchange notes.

      Neither we nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of exchange notes, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Guaranteed Delivery Procedures

      If you are a registered holder of the outstanding notes and wish to tender your outstanding notes, but

•	the certificates for the outstanding notes are not immediately available,

•	time will not permit your certificates for the outstanding notes or other required documents to reach Wells Fargo Bank, N.A., as exchange agent, before the expiration of the exchange offer, or

•	the procedure for book-entry transfer cannot be completed before the expiration of the exchange offer,

then you may effect a tender of your outstanding notes if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration of the exchange offer, the exchange agent receives from an eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, setting forth your name and address, and the amount of outstanding notes that you are tendering and stating that the tender is being made by notice of guaranteed delivery. These documents may be sent by overnight courier, registered or certified mail or facsimile transmission. If you elect to use this procedure, you must also guarantee that within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, in each case, within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

      You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

      For a withdrawal to be effective, a written notice of withdrawal must be received by Wells Fargo Bank, N.A., as exchange agent, prior to the expiration of the exchange offer at one of the addresses listed below under the caption “— Exchange Agent.” Any notice of withdrawal must specify the name of the person who tendered the outstanding notes to be withdrawn, identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes, and, where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes are registered, if different from that of the withdrawing holder. If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution. If outstanding notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the book-entry transfer facility. All questions as to the validity, form and eligibility — including time of receipt — of these notices will be determined by us. Our determination will be final and binding. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the registered holder without cost to that holder as soon as practicable after withdrawal, non-acceptance of tender or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC by using the book-entry transfer procedures described above, any withdrawn or unaccepted outstanding notes will be credited to the tendering holder’s account at DTC. Properly withdrawn outstanding notes may be retendered at any time on or prior to the expiration of the exchange offer by following one of the procedures described above under “— Procedures for Tendering Outstanding Notes.”

Conditions to the Exchange Offer

      Notwithstanding any other provision of the exchange offer, we will not be required to accept any outstanding notes for exchange or to issue any exchange notes in exchange for outstanding notes, and we may terminate or amend the exchange offer if, at any time before the acceptance of the outstanding notes for exchange or the exchange of exchange notes for outstanding notes, any of the following events occurs:

•	the exchange offer is determined to violate any applicable law or any applicable interpretation of the staff of the SEC;

•	an action or proceeding is pending or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;

•	any material adverse development occurs in any existing legal action or proceeding involving us;

•	we do not receive any governmental approval that we deem necessary for the completion of the exchange offer; or

•	any of the conditions precedent to our obligations under the registration rights agreement are not fulfilled.

      These conditions are for our benefit only, and we may assert them regardless of the circumstances giving rise to any condition. We may also waive any condition in whole or in part at any time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not constitute a waiver of that right, and each right is an ongoing right that we may assert at any time.

      In addition, we will not accept any outstanding notes for exchange or issue any exchange notes in exchange for outstanding notes if at the time a stop order is threatened or in effect that relates to:

•	the registration statement of which this prospectus forms a part; or

•	the qualification under the Trust Indenture Act of 1939 of the indenture under which the outstanding notes were issued and the exchange notes will be issued.

Exchange Agent

      We have appointed Wells Fargo Bank, N.A. as the exchange agent for the exchange offer. All completed letters of transmittal and agent’s messages should be directed to the exchange agent at the addresses listed below:

	By Facsimile:	By Hand, Overnight
By Registered or Certified Mail:	(Eligible Guarantor Institutions Only)	Delivery or Regular Mail:
Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480-1517	Wells Fargo Bank, N.A. Fax: (612) 667-4927 To Confirm by Telephone or for Information Call: Wells Fargo Bank, N.A. Phone: (800) 344-5128	Wells Fargo Bank, N.A. Corporate Trust Operations Sixth and Marquette MAC N9303-121 Minneapolis, MN 55479

      Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, agent’s messages and requests for notices of guaranteed delivery should be directed to the Company at the following address:

Frontier Oil Corporation

Attention: Doug Aron
10000 Memorial Drive, Suite 600
Houston, Texas 77024
Phone: (713) 688-9600
Fax: (713) 688-0616

      Delivery of a letter of transmittal or agent’s message to an address other than the address listed above or transmission of instructions by facsimile other than as set forth above is not valid delivery of the letter of transmittal or agent’s message.

Fees and Expenses

      The principal solicitation is being made by mail by Wells Fargo Bank, N.A., as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

      Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

      The exchange notes will be recorded at the same carrying value as the outstanding notes. The carrying value is face value. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the exchange notes.

Transfer Taxes

      You will not be obligated to pay any transfer taxes in connection with the tender of outstanding notes in the exchange offer unless you instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Outstanding Notes

      If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the provisions of the indenture relating to the outstanding notes regarding transfer and exchange of the outstanding notes and the restrictions on transfer of the outstanding notes described in the legend on your certificates. These transfer restrictions are required because the outstanding notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the exchange notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the exchange notes if:

•	you are not acquiring the exchange notes in the exchange offer in the ordinary course of your business;

•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the exchange notes you will receive in the exchange offer;

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act; or

•	you are a participating broker-dealer.

      We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no-action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the exchange notes or have any arrangement or understanding with respect to the distribution of the exchange notes that you will receive in the exchange offer, you

•	may not rely on the applicable interpretations of the staff of the SEC, and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the exchange notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. In addition, to comply with state securities laws, you may not offer or sell the exchange notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the exchange notes is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the exchange notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF NOTES

      You can find the definitions of terms used in this “Description of Notes” section under the subheading “Definitions.” In this description, the words “we,” “us” “and” “our” and the term “Frontier” refer only to Frontier Oil Corporation and not to any of its subsidiaries. This description assumes that all outstanding notes will be exchanged for exchange notes in the exchange offer. Therefore, all references to the notes in this description are to the exchange notes.

      The outstanding notes were issued and the exchange notes will be issued under an indenture among us, the Guarantors and Wells Fargo Bank, N.A., as trustee. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

      The following description is a summary of some provisions of the indenture. It does not restate the indenture agreements in its entirety. We urge you to read the indenture because it, and not this description, will define your rights as holders of the exchange notes. Copies of the indenture are available as set forth above under “Where You Can Find More Information.” Defined terms used in this description but not defined below under “— Definitions” have the meanings assigned to them in the indenture.

      The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Subsidiary Guarantees

The Notes

      The notes will be:

•	general unsecured obligations of Frontier;

•	pari passu in right of payment with all existing and future unsecured senior indebtedness of Frontier;

•	senior in right of payment to any future subordinated indebtedness of Frontier;

•	unconditionally guaranteed by the Guarantors; and

•	effectively subordinated to all current and future secured obligations of Frontier to the extent of the assets securing such obligations.

The Subsidiary Guarantees

      The notes will be guaranteed by all of our current Domestic Restricted Subsidiaries, and by all Domestic Restricted Subsidiaries that we create or acquire in the future, other than Immaterial Subsidiaries. See “— Covenants — Additional Subsidiary Guarantees.” At the Issue Date, three of our subsidiaries, Wainoco Resources, Inc., Wainoco Oil & Gas Company and FGI, LLC, will be Unrestricted Subsidiaries and will not be Guarantors.

      Each guarantee of the notes will be:

•	a general unsecured obligation of the Guarantor;

•	pari passu in right of payment with any existing and future unsecured senior indebtedness of that Guarantor;

•	senior in right of payment with any future subordinated indebtedness of the Guarantor; and

•	effectively subordinated to any secured indebtedness of that Guarantor to the extent of the collateral securing such indebtedness.

      Assuming we had completed the offering of the outstanding notes and applied the net proceeds as intended, as of September 30, 2004, Frontier and its Subsidiaries would have had Indebtedness of

$186.3 million. The indenture will permit Frontier and its Subsidiaries to incur additional Indebtedness, including secured Indebtedness, provided we comply with the terms of the indenture. See “Risk Factors” and “— Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock.”

      All of Frontier’s principal operating Subsidiaries are Restricted Subsidiaries. However, under the circumstances described below under the definition of “Unrestricted Subsidiary,” Frontier will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the indenture.

Principal, Maturity and Interest

      We plan to issue $150.0 million in aggregate principal amount of exchange notes in this exchange offer, in exchange for an equal principal amount of our outstanding notes. We have issued the notes in an initial aggregate principal amount of $150.0 million. We may issue additional notes from time to time after completion of this exchange offer. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The notes will mature on October 1, 2011. We will issue notes only in denominations of $1,000 and integral multiples of $1,000.

      Interest on the notes will accrue at the rate of 6.625% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on April 1, 2005. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 0.75% higher than the then applicable interest rate on the notes. We will make each interest payment to the holders of record on the immediately preceding March 15 and September 15.

      Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

      Frontier will make all payments of principal, premium and interest and Liquidated Damages, if any, on the notes at the office or agency of the paying agent and registrar in The City of New York, New York, unless, in the case of certificated notes, Frontier elects to make payments of interest by check mailed to holders of the notes at their respective addresses set forth in the register of holders; subject to the right of any holders of notes in the principal amount of $1.0 million or more to request payment by wire transfer.

Paying Agent and Registrar for the Notes

      The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar. However, as long as any notes are outstanding, we will be required to maintain an office or agency in The City of New York where notes may be presented for payment and payments on the notes may be required to be made.

Transfer and Exchange

      A holder of notes may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders of notes will be required to pay all taxes due on transfer. We will not be required to transfer or exchange any note selected for redemption. Also, we will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes, and all references to “holders” in this “Description of Notes” are to registered holders unless otherwise indicated.

The Subsidiary Guarantees

      The notes will be jointly and severally guaranteed by each of our current and future Domestic Restricted Subsidiaries, other than Immaterial Subsidiaries. See “— Covenants — Additional Subsidiary Guarantees.” The obligations of each Guarantor under its Subsidiary Guarantee will be a general unsecured obligation of such Guarantor, ranking pari passu in right of payment with all other current or future senior borrowings of such Guarantor and senior in right of payment to any subordinated indebtedness, if any, incurred by such Guarantor in the future. The Subsidiary Guarantees will be effectively subordinated, however, to all current and future secured obligations of the Guarantors, to the extent of the collateral securing such obligations. See “Prospectus Summary — The Exchange Notes — Ranking.”

      The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent the Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors — Risks Related to Investment in the Exchange Notes — Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantees and require note holders to return payments received from us or the guarantors.” Each Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a pro rata contribution from each other Guarantor based on the Adjusted Net Assets of each Guarantor.

      Subject to the provisions of the following paragraph, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than Frontier or a Restricted Subsidiary of Frontier), whether or not affiliated with such Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition, or the Person formed by or surviving any such consolidation or merger, assumes all of the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

      In the event of a sale or other disposition, including by way of merger, consolidation or otherwise, of all or substantially all of the assets or Capital Stock of any Guarantor, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee, if:

(1) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture; and

(2) upon such release, the obligations of such Guarantor in respect of any and all other guarantees of Indebtedness of Frontier or a Guarantor are similarly released.

      In addition, in the event the Board of Directors designates a Guarantor to be an Unrestricted Subsidiary, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee, provided that such designation is conducted in accordance with the applicable provisions of the indenture.

Optional Redemption

      On or after October 1, 2007, Frontier may redeem all or part of the notes at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest and Liquidated Damages, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the year indicated below:

Year	Redemption

2007	103.313%
2008	102.208%
2009	101.104%
2010 and thereafter	100.000%

      At any time prior to October 1, 2007, Frontier may redeem the notes, in whole or in part, at the Make-Whole Price, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date. “Make-Whole Price” with respect to a note means the greater of:

(1) the sum of the outstanding principal amount and Make-Whole Amount of such note; and

(2) the redemption price of such note on October 1, 2007, determined pursuant to the indenture (103.313% of the principal amount).

      “Make-Whole Amount” with respect to a note means an amount equal to the excess, if any, of:

(1) the present value of the remaining interest, premium, if any, and principal payments due on such note as if such note were redeemed on October 1, 2007 computed using a discount rate equal to the Treasury Rate plus 75 basis points, over

(2) the outstanding principal amount of such note.

      “Treasury Rate” is defined as the yield to maturity at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market date) most nearly equal to the then remaining maturity of the notes assuming redemption of the notes on October 1, 2007; provided, however, that if the Make-Whole Average Life of such note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life of such notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

      “Make-Whole Average Life” means the number of years (calculated to the nearest one-twelfth) between the date of redemption and October 1, 2007.

      Prior to October 1, 2007, Frontier may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes originally issued under the indenture at a redemption price of 106.625% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings, provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Frontier or its Affiliates); and

(2) the redemption occurs within 120 days of the date of the closing of each such Equity Offering.

Selection and Notice of Redemption

      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis.

      No notes of $1,000 or less will be redeemed in part. If a partial redemption is made, selection of the notes or portions thereof for redemption will be made by the trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable, subject to the procedures of The Depository Trust Company (“DTC”), unless such method is otherwise prohibited. Notices of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

      If any note is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Any notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

No Mandatory Redemption or Sinking Fund

      We will not be required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase the notes as described below under the caption “— Repurchase at the Option of Holders.” We may at any time and from time to time purchase notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

      If a Change of Control occurs, each holder of notes will have the right to require Frontier to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. Pursuant to such offer, Frontier will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Frontier will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

      Within 30 days following any Change of Control, Frontier will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Frontier will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture (or compliance with the Change of Control provisions of the indenture would constitute a violation of any such laws or regulations), Frontier will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

      On or before the Change of Control Payment Date, Frontier will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered and not properly withdrawn pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered and not properly withdrawn; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Frontier.

      The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

      Frontier will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      Frontier will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Frontier and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

      Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require Frontier to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. In addition, Frontier could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that could affect Frontier’s capital structure or the value of the notes, but that would not constitute a Change of Control. The occurrence of a Change of Control may result in a default under other indebtedness and give the lenders thereunder the right to require Frontier to repay all outstanding obligations thereunder. Frontier’s ability to repurchase notes following a Change of Control may also be limited by Frontier’s then existing financial resources.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Frontier and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Frontier to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Frontier and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

      Frontier will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Frontier or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received by Frontier or such Restricted Subsidiary, as the case may be, from the Asset Sale is in the form of (A) cash or Cash Equivalents or (B) properties and capital assets to be used by Frontier or any Restricted Subsidiary in the Principal Business, or Capital Stock of a Person engaged in the Principal Business which becomes a Restricted Subsidiary of Frontier, or any combination thereof (collectively the “Cash Consideration”);

provided, however, that the amount of (a) any liabilities (as shown on Frontier’s or such Restricted Subsidiary’s most recent balance sheet) of Frontier or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to (1) a customary novation agreement that releases Frontier or such Restricted Subsidiary from further liability or (2) an assignment agreement that includes, in lieu of such a release, the agreement of the transferee or its parent company to indemnify and hold harmless Frontier or such Restricted Subsidiary from and against any loss, liability or cost in respect of such assumed liability (provided, however, that such indemnifying party (or its long term debt securities) shall have an Investment Grade Rating (with no indication of a negative outlook or credit watch with negative implications, in any case, that contemplates such indemnifying party (or its long term debt securities) failing to have an Investment Grade Rating) at the time the indemnity is entered into) and (b) any non Cash Consideration received by Frontier or such Restricted Subsidiary from such transferee that are converted by Frontier or such Restricted Subsidiary into cash within 90 days of the receipt thereof (to the extent of the cash received) shall be deemed to be cash for purposes of this provision. Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Frontier or any such Restricted Subsidiary may apply such an amount equal to those Net Proceeds, at its option, to:

(a) to prepay, repay, defease, redeem, purchase or otherwise retire any Secured Indebtedness, and, if the Secured Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(b) make a capital expenditure; or

(c) acquire assets used in the Principal Business or to acquire all or substantially all of the assets of, or any Capital Stock of, another person engaged in the Principal Business.

      Notwithstanding the foregoing, if within 365 days after the receipt of any Net Proceeds from an Asset Sale, Frontier (or the applicable Restricted Subsidiary, as the case may be) enters into a binding written agreement irrevocably committing Frontier or such Restricted Subsidiary to an application of funds of the kind described in clause (b) or (c) of the preceding paragraph, and as to which the only condition to closing is the receipt of required governmental approvals, Frontier or such Restricted Subsidiary shall be deemed not to be in violation of the preceding paragraph. Any Net Proceeds that are applied pursuant to clause (b) or (c) of the preceding paragraph, pursuant to any such binding agreement shall be deemed to have been applied for such purpose within such 365-day period so long as they are so applied within two years after the date of receipt of such Net Proceeds.

      Pending the final application of any such Net Proceeds, Frontier or any such Restricted Subsidiary may temporarily reduce outstanding revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

      An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, Frontier will be required to make an Asset Sale Offer to all holders of the notes and all holders of Pari Passu Indebtedness containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount of the Indebtedness to be purchased plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash, in accordance with the procedures set forth in the indenture, in the case of the notes, or in the instruments governing the terms of the Pari Passu Indebtedness, in the case of such Pari Passu Indebtedness; provided, however, that, if Frontier is required to apply such Excess Proceeds to repurchase, or to offer to repurchase, any Pari Passu Indebtedness, Frontier shall only be required to offer to repurchase the maximum principal amount of notes that may be purchased out of the amount of such Excess Proceeds multiplied by a fraction, the numerator of which is the aggregate principal amount of notes outstanding and the denominator of which is the aggregate principal amount of notes outstanding plus the aggregate principal amount of such Pari Passu Indebtedness outstanding. To the extent that the aggregate principal amount of notes tendered pursuant to an Asset Sale Offer is less than the amount that Frontier is required to repurchase, Frontier may use the difference between such amounts for purposes not otherwise prohibited by the indenture. If the aggregate principal amount of notes surrendered by holders thereof exceeds the amount that Frontier is required by this covenant to repurchase, the trustee shall select the notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

      Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of Frontier and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described under the caption “— Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant.

      Frontier will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, or compliance with the Asset Sale provisions of the indenture would constitute a violation of any such laws or regulations, Frontier will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

      The agreements governing Frontier’s other Indebtedness may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and may prohibit repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Frontier to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Frontier. In the event a Change of Control or Asset Sale occurs at a time when Frontier is prohibited from purchasing notes, Frontier could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Frontier does not obtain a consent or repay those borrowings, Frontier will remain prohibited from purchasing notes. In that case, Frontier’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, Frontier’s ability to pay cash to the holders of notes upon a repurchase may be limited by Frontier’s then existing financial resources. See “Risk Factors — Risks Related to Investment in the Exchange Notes — We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.”

Covenants

Changes in Covenants when Notes Rated Investment Grade

      During any period beginning on a date when the notes have an Investment Grade Rating and no Default or Event of Default shall have occurred and be continuing, and continuing until the next subsequent Reinstatement Date (as defined below), we and our Restricted Subsidiaries will not be subject to the provisions of the Indenture described under the following headings:

(1) “— Repurchase at the Option of Holders-Change of Control;”

(2) “— Repurchase at the Option of Holders-Asset Sales;”

(3) “— Restricted Payments;”

(4) “— Incurrence of Indebtedness and Issuance of Disqualified Stock;”

(5) “— Sale-and-Leaseback Transactions;”

(6) “— Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(7) “— Transactions with Affiliates;” and

(8) clause (4) of the covenant listed under “— Merger, Consolidation or Sale of Assets.”

(collectively, the “Suspended Covenants”); provided that if we and our Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding portion of this sentence and, at any subsequent date the notes do not have an Investment Grade Rating, then we and our Restricted Subsidiaries will on such date immediately become again subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth in the Indenture (each such date of reinstatement being referred to as a “Reinstatement Date”). During any period that the Suspended Covenants have been suspended pursuant to the preceding sentence, our Board of Directors may not designate any of our Restricted Subsidiaries as Unrestricted Subsidiaries pursuant the definition of “Unrestricted Subsidiary.” Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of the covenant described under “— Restricted Payments” as though such covenants had been in effect during the entire period of time from which the notes are issued. As a result, during any period in which we and our Restricted Subsidiaries are not subject to the Suspended Covenants, the notes will be entitled to substantially reduced covenant protection. We cannot assure you that the notes will ever achieve or maintain an Investment Grade Rating.

Restricted Payments

      Frontier will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other payment or distribution on account of Frontier’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any such payment in connection with any merger or consolidation involving Frontier) or to the direct or indirect holders of Frontier’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Frontier);

(b) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving Frontier) any Equity Interests of Frontier (other than any such Equity Interests owned by Frontier or any Restricted Subsidiary of Frontier);

(c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Indebtedness (other than intercompany Indebtedness between or among Frontier and its Restricted Subsidiaries), except a payment of interest or principal at Stated Maturity (or within one year thereof); or

(d) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;

(2) Frontier would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test of the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Frontier and its Restricted Subsidiaries after the Issue Date (the amount expended for such purposes, if other than cash, being the fair market value on the date of transfer or issue), is less than the sum of the following amounts, without duplication:

(A) 50% of the Consolidated Net Income of Frontier for the period (taken as one accounting period) from January 1, 1998 to the end of Frontier’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); provided, however, that solely for purposes of calculating amounts under this clause (A), Consolidated Net Income shall not include the amount, if any, of cash or Cash Equivalents received by Frontier or any of its Subsidiaries in satisfaction of claims made in the Holly Litigation or pursuant to a sale or other disposition of any property received by Frontier or any of its Subsidiaries in satisfaction such claims; plus

(B) 100% of (x) the aggregate net cash proceeds and the fair market value of any non-cash proceeds received by Frontier since November 12, 1999 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Frontier (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or convertible or exchangeable debt securities of Frontier that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Frontier), (y) the amount by which Indebtedness of Frontier or any Restricted Subsidiary is reduced on Frontier’s consolidated balance sheet upon the conversion or exchange after the Issue Date of any such Indebtedness into or for Equity Interests of Frontier (other than Disqualified Stock or Subordinated Indebtedness), and (z) the aggregate net cash proceeds, if any, received by Frontier or any of its Restricted Subsidiaries upon any conversion or exchange described in clause (x) or (y) above; plus

(C) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or Cash Equivalents, or otherwise is liquidated or repaid for cash or Cash Equivalents, an amount equal to such cash or Cash Equivalents (less the cost of disposition, if any); plus

(D) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (A) payments of dividends or interest or other transfers of assets to Frontier or any Restricted Subsidiary from Unrestricted Subsidiaries, (B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or (C) the receipt of proceeds by Frontier or any Restricted Subsidiary from the sale or other disposition of any portion of any Investment in an Unrestricted Subsidiary.

The preceding provisions will not prohibit:

(a) the payment of any dividend within 60 days after the date of declaration thereof if at said date of declaration such payment would have complied with the provisions of the indenture;

(b) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Frontier) of, Equity Interests of Frontier (other than Disqualified Stock) or from the substantially concurrent contribution (other than by a Subsidiary of Frontier) of capital to Frontier in respect of its Equity Interests (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(B) of the preceding paragraph;

(c) the defeasance, redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness of Frontier or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(d) the payment of any dividend or distribution by a Restricted Subsidiary of Frontier to (i) the holders of its common Equity Interests on a pro rata basis or (ii) Frontier or a Subsidiary of Frontier;

(e) so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Frontier or any Restricted Subsidiary of Frontier held by any future, present or former employee or director (or any of their respective heirs or estates or permitted transferees) of Frontier or any of Frontier’s Restricted Subsidiaries pursuant to any agreements (including employment agreements) or management equity plan or stock option plan or any other management or employee benefit plan or agreement (including, without limitation, any management equity subscription agreement, stock option agreement or similar written arrangement) approved by the Board of Directors; provided, that the aggregate Restricted Payments made under this clause (e) do not exceed in any calendar year $2.5 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $7.5 million in any calendar year);

(f) repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of Frontier deemed to occur upon exercise or exchange of warrants, options or rights to acquire Equity Interests if such Equity Interests represent a portion of the exercise or exchange price of such warrants, options or rights, and any repurchases, redemptions or other acquisitions or retirements for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Equity Interests;

(g) payments or distributions to dissenting shareholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with the provisions described under the caption “— Covenants — Merger, Consolidation or Sales of Assets;”

(h) cash payments in lieu of the issuance of fractional shares;

(i) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Frontier or any Restricted Subsidiary of Frontier, or any class or series of preferred stock of a Restricted Subsidiary of Frontier, in each case issued after the Issue Date in accordance with the Consolidated Interest Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock;”

(j) other Restricted Payments not to exceed $10.0 million in the aggregate since the Issue Date; and

(k) other Restricted Payments not to exceed the aggregate amount of cash or Cash Equivalents received by Frontier or any of its Subsidiaries in satisfaction of claims made in the Holly Litigation or pursuant to a sale or other disposition of any property received by Frontier or any of its Subsidiaries in satisfaction such claims.

      In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (3) of the immediately preceding paragraph, amounts expended pursuant to clauses (b), (c), (d), (f), (g), (h), (i), (j) and (k) shall be excluded from the calculation, and amounts expended pursuant to clauses (a) and (e) of this paragraph shall be included in the calculation.

      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by Frontier and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (1) the net book value of such Investments at the time of such designation and (2) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Frontier or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in the manner contemplated by the definition of the term “fair market value.”

      As of September 30, 2004, Frontier would have had approximately $66.7 million available under clause (3) above.

Incurrence of Indebtedness and Issuance of Disqualified Stock

      Frontier will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur” or an “incurrence”) any Indebtedness, and Frontier will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock; provided, however, that Frontier or any Guarantor may incur Indebtedness or issue Disqualified Stock, if the Consolidated Interest Coverage Ratio for Frontier’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness or Disqualified Stock had been incurred or issued at the beginning of such four-quarter period.

      Notwithstanding the foregoing, the first paragraph of this covenant will not prohibit the incurrence of any item of Permitted Indebtedness.

      Frontier will not incur any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of Frontier, unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that solely for the avoidance of doubt and without any other implication, no Indebtedness of Frontier will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Frontier solely by virtue of being unsecured.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, in the event that an item of proposed Indebtedness or Disqualified Stock meets the criteria of more than one of the categories contained in clauses (1) through (14) of the definition of Permitted Indebtedness, or is entitled to be incurred pursuant to the first paragraph of this covenant, Frontier will be permitted to classify such item of Indebtedness or Disqualified Stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness or Disqualified Stock, in any manner that complies with this covenant. The accrual of interest, the accumulation of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock, will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Frontier or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such asset at the date of determination; and

(b) the amount of the Indebtedness of the other Person; and

(3) the principal amount of the Indebtedness, in the case of any other Indebtedness.

Liens

      Frontier will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Lien (except Permitted Liens) on any asset owned on the Issue Date or acquired after the Issue Date, securing:

(1) any Indebtedness of Frontier or such Restricted Subsidiary (if it is not also a Guarantor), unless prior to, or contemporaneously therewith, the notes are equally and ratably secured; or

(2) any Indebtedness of any Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantee of such Guarantor is equally and ratably secured;

provided, however, that if such Indebtedness is expressly subordinated to the notes or the Subsidiary Guarantees, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the notes or the Subsidiary Guarantees, as the case may be, with the same relative priority as such Indebtedness has with respect to the notes or the Subsidiary Guarantees.

Sale-and-Leaseback Transactions

      Frontier will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale-and-leaseback transaction; provided, however, that Frontier or any Restricted Subsidiary, as applicable, may enter into a sale-and-leaseback transaction if:

(1) Frontier or such Restricted Subsidiary could have

(a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale-and-leaseback transaction pursuant to the Consolidated Interest Coverage Ratio test set forth in the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock” and

(b) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption “— Liens;”

(2) the gross cash proceeds of such sale-and-leaseback transaction are at least equal to the fair market value of the property that is the subject of such sale-and-leaseback transaction; and

(3) the transfer of assets in such sale-and-leaseback transaction is permitted by, and Frontier applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Dividend and Other Payment Restrictions Affecting Subsidiaries

      Frontier will not, and will not permit any of its Restricted Subsidiaries to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Frontier to:

(a) pay dividends or make any other distributions to Frontier or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

(b) make loans or advances, or pay any Indebtedness owed, to Frontier or any of its Restricted Subsidiaries; or

(c) transfer any of its properties or assets to Frontier or any of its Restricted Subsidiaries.

      The preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements or instruments governing Existing Indebtedness or Capital Stock as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments on the Issue Date;

(2) the indenture, the notes and the Subsidiary Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Frontier or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) any encumbrance or restriction consisting of customary non-assignment provisions (including provisions forbidding subletting) in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease, the property leased thereunder or the other interests therein;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (c) of the preceding paragraph;

(7) customary provisions in bona fide contracts for the sale of property or assets;

(8) any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(9) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10) any encumbrance or restriction contained in the terms of any Indebtedness or preferred stock, or any agreement pursuant to which such Indebtedness or preferred stock was issued or incurred, if such encumbrance or restriction will not materially affect Frontier’s ability to make principal or interest payments on the notes, as determined in good faith by Frontier’s Board of Directors, whose determination shall be conclusive;

(11) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

(12) secured Indebtedness that limits the right of the debtor to dispose of the assets securing such Indebtedness and any related encumbrance or restriction contained in security agreements, mortgages, purchase money agreements.

Additional Guarantors

      If Frontier or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the Issue Date, then that newly acquired or created Domestic Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided that any

Domestic Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Merger, Consolidation or Sale of Assets

      Frontier may not, in one or more related transactions, consolidate or merge with or into (whether or not Frontier is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets to, another Person unless:

(1) either: (a) Frontier is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Frontier) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Frontier) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all of the obligations of Frontier under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) except in the case of a merger of Frontier with or into a Restricted Subsidiary of Frontier, Frontier or the Person formed by or surviving any such consolidation or merger (if other than Frontier), or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock.”

      In addition, Frontier may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

      Upon any merger or consolidation, or any sale, transfer, assignment, conveyance or other disposition of all or substantially all of the properties or assets of Frontier and its Restricted Subsidiaries in accordance with the first paragraph of this covenant, the successor person formed by the consolidation or into which Frontier is merged or to which the sale, transfer, assignment, conveyance or other disposition is made, will succeed to and be substituted for Frontier, and may exercise every right and power of Frontier under the indenture with the same effect as if the successor had been named as us therein. When the successor assumes all of our obligations under the indenture, Frontier will be discharged from those obligations.

      This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of Frontier with an Affiliate solely for the purpose of reincorporating Frontier in another jurisdiction; or

(2) any merger or consolidation, or any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among Frontier and its Restricted Subsidiaries that are Guarantors.

Transactions with Affiliates

      Frontier will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Frontier (each of the foregoing, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to Frontier or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by

Frontier or such Restricted Subsidiary with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to Frontier or such Restricted Subsidiary; and

(2) Frontier delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to Frontier or the relevant Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm that is, in the judgment of the Board of Directors, qualified to render such opinion and is independent with respect to Frontier.

      Notwithstanding the preceding, the following shall not be deemed to be Affiliate Transactions:

(a) reasonable fees and compensation paid to or for the benefit of any employee, officer or director of Frontier or any of its Subsidiaries, and any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Frontier or any of its Subsidiaries existing on the Issue Date, or entered into thereafter in the ordinary course of business, and any indemnities or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements;

(b) transactions between or among Frontier and its Restricted Subsidiaries;

(c) transactions with a Person (other than an Unrestricted Subsidiary of Frontier) that is an Affiliate of Frontier solely because Frontier owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(d) any Permitted Investments and any Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments;”

(e) any issuance of Equity Interests (other than Disqualified Stock) of Frontier to, or receipt of any capital contribution from, any Affiliate of Frontier;

(f) the payment of reasonable directors’ fees to directors of Frontier or any of its Subsidiaries;

(g) any contracts, agreements or understandings existing as of the Issue Date and any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto or any replacement agreement thereof so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date); and

(h) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the indenture and which comply with the terms of clause (2) of the immediately preceding paragraph.

Line of Business

      Frontier will not, and will not permit any of its Restricted Subsidiaries to, engage in any business or activity other than the Principal Business, except to the extent as would not be material to Frontier and its Subsidiaries considered as one enterprise.

Payments for Consent

      Frontier will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

      Whether or not required by the SEC’s rules and regulations, so long as any notes are outstanding, Frontier will furnish to the Holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Frontier were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Frontier were required to file such reports.

      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Frontier’s consolidated financial statements by Frontier’s certified independent accountants. In addition, Frontier will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

      If, at any time, Frontier is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Frontier will nevertheless continue filing the reports specified in the preceding paragraph with the SEC within the time periods specified above unless the SEC will not accept such a filing. Frontier agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Frontier’s filings for any reason, Frontier will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if Frontier were required to file those reports with the SEC.

      In addition, Frontier and the Guarantors agree that, for so long as any notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the SEC, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

      Each of the following constitutes an Event of Default under the indenture:

(1) default for 30 days in the payment when due of interest and Liquidated Damages, if any, on the notes;

(2) default in payment when due of the principal of or premium, if any, on the notes;

(3) failure by Frontier to comply with its obligations under “— Covenants — Merger, Consolidation or Sale of Assets” above or to consummate a purchase of Notes when required pursuant to the covenants described above under “— Repurchase at the Option of Holders — Change of Control” or “— Repurchase at the Option of Holders — Asset Sales;”

(4) failure by Frontier or any of its Subsidiaries for 60 days after notice to comply with any of the other covenants applicable to Frontier or its Subsidiaries in the indenture or the notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Frontier or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Frontier or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, which default (a) is caused by a failure to pay principal of or premium or interest on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness unless being contested in good faith by appropriate proceedings (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more and provided, further, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of ten days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(6) any final judgment or decree (to the extent not covered by insurance) for the payment of money in excess of $20.0 million is entered against Frontier or any of its Restricted Subsidiaries and is not paid or discharged, and there is any period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, is not in effect;

(7) except as permitted by the indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to Frontier or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

      The indenture contains a provision providing that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Frontier, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. However, the effect of such provision may be limited by applicable laws. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

      Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, premium or interest or Liquidated Damages, if any.

      Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest or Liquidated Damages (if any) when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

      The holders of a majority in aggregate principal amount of the notes then outstanding by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages on, or the principal of, the notes.

      Frontier is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Frontier is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

      No director, officer, employee, incorporator or shareholder of Frontier or any Guarantor, as such, will have any liability for any obligations of Frontier or the Guarantors under the notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

      Frontier may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”), except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2) Frontier’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Frontier’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

      In addition, Frontier may, at its option and at any time, elect to have the obligations of Frontier released with respect to the provisions of the indenture described above under “— Repurchase at the Option of Holders” and under “— Covenants” (other than the covenant described under “— Covenants — Merger, Consolidation or Sale of Assets,” except to the extent described below) and the limitation imposed by clause (4) under “— Covenants — Merger, Consolidation or Sale of Assets” (such release and termination being referred to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs in accordance with the indenture, the Events of Default described under clauses (3)

through (6) under the caption “— Events of Default and Remedies” and the Event of Default described under clause (8) under the caption “— Events of Default and Remedies” (but only with respect to Subsidiaries of Frontier), in each case, will no longer constitute an Event of Default.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Frontier must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Frontier must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Frontier has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Frontier has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Frontier has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Frontier or any Guarantor is a party or by which Frontier or any Guarantor is bound;

(6) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Frontier or any of its Subsidiaries is a party or by which Frontier or any of its Subsidiaries is bound;

(7) Frontier must deliver to the trustee an officers’ certificate stating that the deposit was not made by Frontier with the intent of preferring the holders of notes over the other creditors of Frontier with the intent of defeating, hindering, delaying or defrauding creditors of Frontier or others;

(8) Frontier must deliver to the trustee an officers’ certificate, stating that all conditions precedent set forth in clauses (1) through (7) of this paragraph have been complied with; and

(9) Frontier must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph have been complied with; provided that the opinion of counsel with respect to clause (5) of this paragraph may be to the knowledge of such counsel.

Amendment, Supplement and Waiver

      Except as provided below, the indenture, the notes and the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture, the notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

      Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note;

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, premium, if any, or interest on the notes;

(7) waive a redemption payment with respect to any note; provided, however, that solely for the avoidance of doubt and without any other implication, redemption shall not be deemed to include any purchase or repurchase of Notes pursuant to the covenants described above under the caption “— Repurchase at the Option of Holders;”

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any holder of notes, Frontier, any Guarantor and the trustee may amend or supplement the indenture or the notes to:

(1) cure any ambiguity, defect or inconsistency;

(2) provide for uncertificated notes in addition to or in place of certificated notes;

(3) provide for the assumption of Frontier’s or a Guarantor’s obligations to holders of notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of Frontier’s or such Guarantor’s assets, as applicable;

(4) make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) secure the notes pursuant to the requirements of the covenant described above under the caption “— Liens;”

(6) add any Guarantor to or release any Guarantor from its Subsidiary Guarantee, in each case as provided in the indenture;

(7) to conform the text of the indenture, the Subsidiary Guarantees or the notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees or the notes;

(8) to provide for a successor trustee in accordance with the provisions of the indenture; or

(9) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

      The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

Satisfaction and Discharge

      The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Frontier, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Frontier or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(3) such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Frontier or any Guarantor is a party or by which Frontier or any Guarantor is bound;

(4) Frontier or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(5) Frontier has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

      In addition, Frontier must deliver to the trustee (a) an officers’ certificate, stating that all conditions precedent set forth in clauses (1) through (5) above have been satisfied, and (b) an opinion of counsel (which opinion of counsel may be subject to customary assumptions and qualifications), stating that all conditions precedent set forth in clauses (3) and (5) above have been satisfied; provided that the opinion of counsel with respect to clause (3) above may be to the knowledge of such counsel.

Concerning the Trustee

      If the trustee becomes a creditor of Frontier or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue (if the indenture has been qualified under the Trust Indenture Act) or resign.

      The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

      The indenture, the notes and the Subsidiary Guarantees will be governed by the laws of the State of New York.

Additional Information

      Anyone who receives this prospectus may obtain a copy of the proposed form of the indenture and the registration rights agreement without charge by writing to Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411, Attention: Doug Aron.

Definitions

      Set forth below is a summary of certain defined terms used in the indenture. Reference is made to the indenture for the full disclosure of all such terms, as well as any other capitalized terms used in this “Description of Notes” for which no definition is provided.

      “Adjusted Net Assets” of a Guarantor at any date shall mean the amount by which the fair value of the properties and assets of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee, of such Guarantor at such date.

      “Affiliate” of any specified Person means an “affiliate” of such Person, as such term is defined for purposes of Rule 144 under the Securities Act.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition (a “disposition”) of any assets or rights (including, without limitation, by way of a sale and leaseback), excluding dispositions in the ordinary course of business (provided that the disposition of all or substantially all of the assets of Frontier and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and the provisions described above under the caption “— Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions described under the caption “— Repurchase at the Option of Holders — Asset Sales”);

(2) the issue or sale by Frontier or any of its Restricted Subsidiaries of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than Frontier or a Restricted Subsidiary); and

(3) any Event of Loss,

whether, in the case of clause (1), (2) or (3), in a single transaction or a series of related transactions, provided that such transaction or series of transactions (a) has a fair market value in excess of $2.0 million or (b) results in the payment of net proceeds in excess of $2.0 million.

      Notwithstanding the preceding, the following transactions will not be deemed to be Asset Sales:

(1) any sale, assignment, lease, license, transfer, abandonment or other disposition of (A) damaged, worn-out, unserviceable or other obsolete or excess equipment or other property or (B) other property no longer necessary for the proper conduct of the business of Frontier or any of its Subsidiaries;

(2) a disposition of assets by Frontier to a Restricted Subsidiary or by a Restricted Subsidiary to Frontier or to another Restricted Subsidiary;

(3) a disposition of Equity Interests by a Restricted Subsidiary to Frontier or to another Restricted Subsidiary or by Frontier to a Restricted Subsidiary;

(4) the consummation of (A) any Permitted Investment or (B) any Restricted Payment that is permitted by the indenture;

(5) any lease of any equipment or other assets entered into in the ordinary course of business and with respect to which Frontier or any Restricted Subsidiary thereof is the lessor, except any such lease that provides for the acquisition of such assets by the lessee during or at the end of the term thereof for an amount that is less than the fair market value thereof at the time the right to acquire such assets occurs;

(6) any sale of inventory or hydrocarbons or other products (including crude oil and refined products), in each case in the ordinary course of business of Frontier’s operations;

(7) the sale or other disposition of cash or Cash Equivalents;

(8) any trade or exchange by Frontier or any Restricted Subsidiary of any inventory or hydrocarbons or other products (including crude oil and refined products) for similar products owned or held by another Person; provided that the fair market value of the properties traded or exchanged by Frontier or such Restricted Subsidiary is reasonably equivalent to the fair market value of the properties to be received by Frontier or such Restricted Subsidiary (as determined in good faith by the Board of Directors, an Officer or an officer of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision);

(9) the creation of a Permitted Lien;

(10) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(11) any disposition of defaulted receivables that arose in the ordinary course of business for collection.

      “Attributable Indebtedness” in respect of a sale-and-leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale-and-leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). As used in the preceding sentence, “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

      “Board of Directors” means the board of directors of Frontier or any committee thereof duly authorized to act on behalf of such board.

      “Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of a limited liability company or similar entity, any membership or similar interest therein;

(3) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(4) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(5) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(1) United States dollars or up to $2.0 million of Canadian dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development having capital and surplus in excess of $500 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services and in each case maturing within 180 days after the date of acquisition;

(6) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(7) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (3) above, provided all such deposits do not exceed $2.0 million in the aggregate at any one time; and

(8) money market mutual funds substantially all of the assets of which are of the type described in the preceding clauses (1) through (6) above.

      “Change of Control” means the occurrence of one or more of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Frontier and its Subsidiaries, taken as a whole;

(2) the adoption of a plan relating to the liquidation or dissolution of Frontier;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting stock of Frontier; or

(4) the first day on which a majority of the members of the Board of Directors of Frontier are not Continuing Directors;

provided, however, that a transaction in which Frontier becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change of Control if (a) the shareholders of Frontier immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of Frontier, immediately following the consummation of such transaction and (b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than such other Person (but including the holders of the Equity Interests of such other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding voting stock of Frontier.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

      “Consolidated Interest Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Consolidated Interest Expense of such Person for such period; provided, however, that the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to each of the following transactions as if each such transaction had occurred at the beginning of the applicable four-quarter reference period:

(1) any incurrence, assumption, guarantee or redemption by such Person or any of its Restricted Subsidiaries of any Indebtedness (other than revolving credit borrowings) subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the “Calculation Date”);

(2) any acquisition that has been made by such Person or any of its Restricted Subsidiaries, or approved and expected to be consummated within 30 days of the Calculation Date, including, in each case, through a merger or consolidation, and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date; provided that pro forma effect shall be given to the Consolidated Cash Flow of the Person which is the subject of any such acquisition, and any cost savings or expense reductions attributable at the time of such computation or to be attributable in the future to such acquisition, shall be included in such computation; provided further that the pro forma calculations shall be determined in good faith on a reasonable basis by a responsible financial or accounting officer of Frontier); and

(3) any other transaction that may be given pro forma effect as determined in good faith by a responsible financial or accounting officer of Frontier;

provided, further, that (a) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, (b) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date and (c) the Consolidated Interest Expense attributable to interest on any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the reference period to the Calculation Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an applicable Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Calculation Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

      “Consolidated Interest Expense” means, with respect to any Person for any period, determined on a consolidated basis in accordance with GAAP, the sum of, without duplication:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of debt issuance costs); and

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (but excluding the Net Income of Unrestricted Subsidiaries), provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders; and

(3) the cumulative effect of a change in accounting principles shall be excluded; and

(4) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards shall be excluded.

      “Continuing Director” means, as of any date of determination, any member of the Board of Directors, who:

(1) was a member of the Board of Directors on the Issue Date; or

(2) was nominated for election to the Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

      “Credit Facilities” means one or more debt facilities or commercial paper facilities, in each case with banks, investment funds or other lenders providing for revolving credit loans, term loans, receivables financings, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables or letters of credit, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including increases in the principal amount thereof.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature or are redeemed or retired in full; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by Frontier with the provisions of the indenture described under the caption “Repurchase at the Option of Holders — Change of Control” or “Repurchase at the Option of Holders — Asset Sales,” as the case may be. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Frontier and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

      “Domestic Restricted Subsidiary” means any Restricted Subsidiary of Frontier that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Frontier.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

      “Equity Offering” means any contribution to the equity capital of Frontier, or any sale of Equity Interests (other than Disqualified Stock) of Frontier either pursuant to an offering registered under the Securities Act or a private placement.

      “Event of Loss” means, with respect to any property or asset of Frontier or any Restricted Subsidiary, (a) any damage to such property or asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss or (b) the confiscation, condemnation or requisition of title to such property or asset by any government or instrumentality or agency thereof. An Event of Loss shall be deemed to occur as of the date of the insurance settlement, confiscation, condemnation or requisition of title, as applicable.

      “Existing Indebtedness” means Indebtedness of Frontier and its Restricted Subsidiaries (other than Indebtedness under a Credit Facility) in existence on the Issue Date, until such amounts are repaid.

      “fair market value” means, with respect to any asset or Investment, the fair market value of such asset or Investment at the time of the event requiring such determination, as determined in good faith by the Board of Directors or, with respect to any asset or Investment in excess of $10.0 million (other than cash or Cash Equivalents), as determined by a reputable appraisal firm that is, in the judgment of such Board of Directors, qualified to perform the task for which such firm has been engaged and independent with respect to Frontier.

      “Foreign Subsidiary” means any Restricted Subsidiary of Frontier that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

      “GAAP” means accounting principles generally accepted in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

      “Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

      “Guarantor” means each Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture.

      “Hedging Obligations” means, with respect to any Person, the obligations (to the extent they are incurred in the ordinary course of business) of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, but only to the extent that the notional amounts of such agreements do not exceed 105% of the aggregate principal amount of such Indebtedness to which such agreement relates;

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

(3) any hedging agreement or other arrangement, in each case that is designed to provide protection against fluctuations in the price of crude oil, gasoline and other refined products and natural gas (in the ordinary course of business and not for speculative purposes); and

(4) any foreign currency futures contract, option or similar agreement or arrangement designed to protect such Person against fluctuations in foreign currency rates.

      “Holly Litigation” means the litigation known as Civil Action No. 20502, Frontier Oil Corporation v. Holly Corporation, in the Court of Chancery of the State of Delaware in and for New Castle County, and related actions.

      “Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $500,000 and whose total revenues for the most recent 12-month period do not exceed $500,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Frontier.

      “Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or trade payable, or representing any Hedging Obligation, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and the principal amount thereof, in the case of any other Indebtedness.

      Notwithstanding the foregoing, the following shall not constitute Indebtedness:

(a) accrued expenses and trade accounts payable arising in the ordinary course of business;

(b) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and in accordance with the other applicable terms of the instrument governing such indebtedness;

(c) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five Business Days of its incurrence; and

(d) any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets; and

(e) any obligation in respect of any agreement or arrangement described in clause (3) of the definition of “Hedging Obligation”;

      “Investment Grade Rating” of the notes, means that the notes shall have been assigned a Moody’s rating of Baa3 or higher and an S&P rating of BBB- or higher, or if one of such rating agencies shall not make a rating on the notes publicly available for reasons outside the control of Frontier, then “Investment Grade Rating” shall mean that the notes shall have been assigned such a rating by one of such rating agencies and an equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Frontier.

      “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that the following shall not constitute Investments:

(1) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business;

(2) Hedging Obligations; and

(3) endorsements of negotiable instruments and documents in the ordinary course of business.

If Frontier or any Restricted Subsidiary of Frontier sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Frontier such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Frontier, Frontier shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in clause (3) of the covenant described above under the caption “— Covenants — Restricted Payments.”

      “Issue Date” means the first date on which the notes are originally issued under the indenture.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

      “Moody’s” means Moody’s Investors Service, Inc.

      “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale-and-leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

      “Net Proceeds” means the aggregate cash proceeds received by Frontier or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-Cash Consideration received in any Asset Sale), net of, without duplication:

(1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, title insurance premiums, appraiser fees and costs incurred in connection with preparing such asset for sale) and any relocation expenses incurred as a result thereof,

(2) taxes paid or estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be applied to the repayment of Indebtedness (other than under a Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(4) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Frontier or its Restricted Subsidiaries from such escrow arrangement, as the case may be; and

(5) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither Frontier nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is otherwise directly or indirectly liable (as a guarantor or otherwise) or (b) constitutes the lender; and

(2) no default with respect to which (including any rights the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) the holders of other Indebtedness of Frontier or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

      “Pari Passu Indebtedness” means, with respect to any Net Proceeds from Asset Sales, Indebtedness of Frontier and its Restricted Subsidiaries the terms of which require Frontier or such Restricted Subsidiary to apply such Net Proceeds to offer to repurchase such Indebtedness.

      “Permitted Indebtedness” means:

(1) the incurrence by Frontier or a Restricted Subsidiary of additional Indebtedness under any Credit Facility so long as the aggregate principal amount at any time outstanding of all Indebtedness incurred under this clause (1) does not exceed the greater of (a) $275.0 million and (b) an amount equal to the sum of 95% of the book value of accounts receivable (less allowance for doubtful accounts) and 90% of the inventory (less applicable reserves) of Frontier and its Restricted Subsidiaries, calculated on a consolidated basis and in accordance with GAAP, plus $10.0 million and any fees, premiums, expenses (including costs of collection), indemnities and similar amounts payable in connection with such Indebtedness, and less any amounts repaid permanently in accordance with the covenant described under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(2) the incurrence by Frontier and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by Frontier and its Restricted Subsidiaries of Hedging Obligations;

(4) the incurrence by Frontier and the Guarantors of Indebtedness represented by the notes to be issued on the date of the indenture and the related Subsidiary Guarantees and the exchange notes and related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(5) the incurrence by Frontier or any of its Restricted Subsidiaries of intercompany Indebtedness or preferred stock between or among Frontier and any of its Restricted Subsidiaries or between or among any Restricted Subsidiaries; provided, however, that (a) if Frontier or any Guarantor is the obligor on such Indebtedness and the payee is not Frontier or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Frontier, or the Subsidiary Guarantee, in the case of a Guarantor; and (b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or preferred stock being held by a Person other than Frontier or a Restricted Subsidiary of Frontier and (ii) any sale or other transfer of any such Indebtedness or preferred stock to a Person that is not either Frontier or a Restricted Subsidiary of Frontier, will be deemed, in the case of each of clause (i) and (ii), to constitute an incurrence of such Indebtedness or preferred stock, as the case may be, by Frontier or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate amount at any time outstanding under this clause (6) not to exceed $10.0 million;

(7) the incurrence by Frontier or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds or other similar bonds or obligations, in each case incurred in the ordinary course of business, and any guarantees or letters of credit functioning as or supporting any of the foregoing;

(8) the incurrence by Frontier or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness or Disqualified Stock that was permitted by the indenture to be incurred (other than pursuant to clause (1) or (6) of this definition);

(9) incurrence by any Subsidiary of Frontier of a Subsidiary Guarantee;

(10) incurrence of Non-Recourse Debt;

(11) the guarantee by Frontier or any of the Guarantors of Indebtedness of Frontier or a Subsidiary of Frontier that was permitted to be incurred by the provisions of the covenant described under the caption “— Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock;”

(12) the incurrence by Frontier or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within ten business days;

(13) unrealized losses or charges in respect of Hedging Obligations;

(14) the incurrence by Frontier or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Frontier or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $15.0 million at any time outstanding; and

(15) incurrence by Frontier or any Restricted Subsidiary of any additional Indebtedness (measured by principal amount or accreted value, as applicable) or Disqualified Stock (measured by the greater of its voluntary or involuntary maximum fixed repurchase or redemption price plus accrued and unpaid dividends (if not included in such redemption price)), not to exceed $25.0 million at any time outstanding.

      “Permitted Investments” means:

(1) any Investment in Frontier or in a Restricted Subsidiary of Frontier, including, without limitation, any Investment in the notes;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by Frontier or any Restricted Subsidiary of Frontier in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of Frontier or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Frontier or a Restricted Subsidiary of Frontier;

(4) any Investment made as a result of the receipt of non-cash consideration from (a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” or (b) a disposition of assets that does not constitute an Asset Sale;

(5) acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Frontier;

(6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations;

(8) Investments in a Person engaged in the Principal Business, provided that the aggregate amount of such Investments pursuant to this clause (8) in Persons that are not Restricted Subsidiaries of Frontier shall not exceed $50.0 million at any one time;

(9) Investment in any Person to the extent such Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by Frontier or any Restricted Subsidiary; and

(10) Investments existing on the Issue Date.

      “Permitted Liens” means:

(1) Liens securing Indebtedness incurred pursuant to clause (1) of the definition of “Permitted Indebtedness; provided, however, that during any period when the covenant described under the caption “— Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” is suspended pursuant to the provisions of the indenture described under the caption “— Covenants — Changes in Covenants when Notes Rated Investment Grade,” the clause (1) listed under the definition of “Permitted Indebtedness” shall be deemed to be in effect solely for purposes of determining compliance with this clause (1);

(2) Liens in favor of Frontier or any of the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged into or consolidated with Frontier or any Restricted Subsidiary of Frontier, provided that such Liens were in existence prior to its contemplation of such merger or consolidation and do not extend to any property other than those of the Person merged into or consolidated with Frontier or any of its Restricted Subsidiaries;

(4) Liens on property existing at the time of acquisition thereof by Frontier or any Restricted Subsidiary of Frontier, provided that such Liens were in existence prior to its contemplation of such acquisition and do not extend to any other property;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, bid or performance bonds, insurance obligations or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens securing Hedging Obligations;

(7) Liens existing on the Issue Date;

(8) Liens securing Non-Recourse Debt;

(9) any interest or title of a lessor under, or Liens that secure, a Capital Lease Obligation or an operating lease;

(10) Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business (including deposits necessary to obtain standby letters of credit);

(11) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and related benefits;

(12) easements, rights of way restrictions and other similar charges or encumbrances not interfering in any material respect with the business of Frontier or any Restricted Subsidiary;

(13) any other Liens imposed by operation of law which do not materially affect Frontier’s or any Guarantor’s ability to perform its obligations under the notes or any Subsidiary Guarantee;

(14) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(15) Liens to secure Purchase Money Indebtedness, which Liens shall not extend to any other property or assets of Frontier or a Restricted Subsidiary (other than any associated accounts, contracts and insurance proceeds);

(16) Liens securing Permitted Refinancing Indebtedness with respect to any Indebtedness referred to in clause (15) above;

(17) Liens incurred in the ordinary course of business of Frontier or any Restricted Subsidiary of Frontier with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Frontier or such Restricted Subsidiary;

(18) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(19) statutory liens of landlords, mechanics, suppliers, vendors, warehousemen, carriers or other like Liens arising in the ordinary course of business;

(20) Liens securing the notes; and

(21) Liens to secure Indebtedness having an aggregate principal amount which, when added together with all other Indebtedness secured by Liens Incurred pursuant to this clause (21) and then outstanding, does not exceed $25.0 million.

      “Permitted Refinancing Indebtedness” means any Indebtedness of Frontier or any of its Restricted Subsidiaries or any Disqualified Stock of Frontier of its Restricted Subsidiaries issued (a) in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a “Refinancing”), any other Indebtedness or preferred stock of Frontier or any of its Restricted Subsidiaries (other than intercompany Indebtedness), in a principal amount or, in the case of Disqualified Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

(1) the principal amount or, in the case of preferred stock, liquidation preference, of the Indebtedness, or preferred stock so Refinanced (plus, in the case of Indebtedness, the amount of premium, if any paid in connection therewith), and

(2) if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing.

      Notwithstanding the preceding, no Indebtedness or Disqualified Stock will be deemed to be Permitted Refinancing Indebtedness, unless:

(1) such Indebtedness or Disqualified Stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or preferred stock being Refinanced;

(2) if the Indebtedness, or preferred stock being Refinanced is contractually subordinated in right of payment to the notes, such Indebtedness or Disqualified Stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and is contractually subordinated in right of payment to, the notes, on terms at least as favorable, taken as a whole, to the holders of notes as those contained in the documentation governing the Indebtedness or preferred stock being Refinanced at the time of the Refinancing; and

(3) such Indebtedness or Disqualified Stock is incurred or issued by Frontier or such Indebtedness or Disqualified Stock is incurred or issued by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced or the issuer of the preferred stock being Refinanced.

      “Principal Business” means:

(1) the business of the exploration for, and development, acquisition, production, processing, marketing, refining, storage and transportation of, hydrocarbons;

(2) any related energy and natural resource business;

(3) any business currently engaged in by Frontier or its Subsidiaries;

(4) convenience stores, retail service stations, truck stops and other public accommodations in connection therewith; and

(5) any activity or business that is a reasonable extension, development or expansion of any of the activities or businesses described in clauses (1) through (4) of this definition or that is ancillary or necessary or desirable to facilitate such activities or businesses.

      “Purchase Money Indebtedness” means Indebtedness incurred for the purpose of (1) financing all or any part of the purchase price of any real or personal property or assets incurred prior to, at the time of, or within 120 days after, the acquisition of such property or assets or (2) financing all or any part of the cost of construction of, or repairs, improvements or additions to, any such property or assets, provided that the amount of any such financing shall not exceed the amount expended in the acquisition of, or the construction of, or repairs, improvements or additions to, such property or assets.

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

      “SEC” means the Securities and Exchange Commission.

      “S&P” means Standard & Poor’s Ratings Group.

      “Secured Indebtedness” means, with respect to any specified Person, any Indebtedness of such Person that is secured by a Lien on the assets of such Person, plus any Indebtedness of any other Person to the extent that such Indebtedness is secured by a Lien on the assets of the specified Person.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subordinated Indebtedness” means Indebtedness of Frontier or a Guarantor that is contractually subordinated in right of payment to the notes or the Subsidiary Guarantee of such Guarantor, as applicable.

      “Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

      “Subsidiary Guarantee” means a guarantee, included in the indenture, of Frontier’s obligations under the notes and the indenture.

      “Unrestricted Subsidiary” means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary at the time of such designation:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Frontier or any Restricted Subsidiary of Frontier unless such agreement, contract, arrangement or understanding does not violate the terms of the indenture described under the caption “— Covenants — Transactions with Affiliates;” and

(3) is a Person with respect to which neither Frontier nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, in each case, except to the extent otherwise permitted by the indenture.

Any such designation by the Board of Directors shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Frontier as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock,” Frontier shall be in default of such covenant). The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Frontier of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation. As of the Issue Date, Wainoco Resources, Inc., Wainoco Oil & Gas Company and FGI, LLC are Unrestricted Subsidiaries.

      “Weighted Average Life to Maturity” means, when applied to any security or instrument at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (or redemption payments), including payment at final maturity (or mandatory redemption), in respect of such security to instrument, by (b) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount or liquidation preference of such security or instrument.

Book-Entry, Delivery and Form

      The notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000 (the “Global Notes”). Notes will be issued at the closing of this offering only against payment in immediately available funds.

      The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Global Notes may also be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

      Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Frontier takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

      DTC has advised Frontier that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised Frontier that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

      Owners of interest in Global Notes who are Participants may hold their interests therein directly through DTC. Owners of interest in Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

      Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Frontier and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Frontier, the trustee nor any agent of Frontier or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised Frontier that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Frontier. Neither Frontier nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Frontier and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      DTC has advised Frontier that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Frontier nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies Frontier that it is unwilling or unable to continue as depositary for the Global Notes and Frontier fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) Frontier, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

      We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Frontier expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Frontier that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DESCRIPTION OF OTHER INDEBTEDNESS

      The following summary of the principal terms of the instruments governing our material debt does not purport to be a complete description of all of the terms of these instruments and may not contain all of the information that may be important to you.

Revolving Credit Facility

      On May 27, 2003, Frontier Oil and Refining Company (“FORC”), one of our wholly-owned subsidiaries, entered into an amended and restated revolving credit facility with a syndicate of banks. The facility, which has an expiration date of June 15, 2006, is a collateral-based working capital facility with total capacity, subject to the satisfaction of certain conditions, of up to $175 million, of which up to a maximum of $125 million may be used for cash borrowings, subject to borrowing base amounts. Any unutilized capacity after cash borrowings is available for letters of credit.

      We are permitted to repay any of our borrowings under the revolving credit facility without paying a premium or penalty. As of September 30, 2004, we had $36.3 million of borrowings and $63.2 million of letters of credit outstanding under the credit facility. The borrowings and letters of credit amounts usually change on a daily basis.

      Security; Guarantee. We and each of our direct and indirect domestic subsidiaries (other than Wainoco Oil & Gas Company, Wainoco Resources, Inc. and FGI, LLC) have guaranteed the obligations of FORC under the credit agreement, FORC has guaranteed our obligations under any hedge agreement entered into by us with any lender, and FORC’s parent has guaranteed our obligations and the obligations of FORC under any hedge agreement that we or FORC enter into with any lender. The following secure FORC’s obligations under the revolving credit facility:

•	all of FORC’s inventory, accounts, contract rights, letter-of-credit rights, payment intangibles and other general intangibles, and

•	all of FORC’s capital stock.

      Interest; Fees. Interest rates are based, at the borrower’s option, on the agent bank’s prime rate plus 0.25% to 1%, the prevailing Federal Funds Rate plus 1.75% to 2.5%, or the reserve-adjusted LIBOR plus 1.25% to 2%. The credit agreement provides for a quarterly commitment fee of 0.300 of 1% to 0.375 of 1% per annum. Standby letters of credit issued bear a fee of 1.125% to 1.75% annually, plus standard issuance and renewal fees. In all cases, the rate and fees discussed above increase from the lower to higher levels with increases in the ratio of the difference between funded debt and specified cash equivalents to earnings, as defined in the credit agreement.

      Covenants. The credit agreement requires that we meet certain financial tests which include a minimum current ratio, a maximum total leverage ratio, a minimum fixed charge coverage ratio and a minimum net worth. The credit agreement also contains covenants that, among other things, restrict our ability, subject to certain exceptions, to do the following:

•	incur liens;

•	incur debt;

•	declare dividends or redeem or repurchase capital stock;

•	incur lease obligations;

•	engage in mergers, acquisitions, consolidations and asset sales;

•	amend material contracts;

•	make investments in other persons; and

•	purchase or sell commodity futures contracts.

      The credit agreement also requires that we satisfy certain affirmative covenants and make certain customary indemnifications to the lenders and the administrative agent. We are currently in compliance with all of the covenants in the credit agreement.

      Events of Default. The credit agreement contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, certain events of bankruptcy and insolvency, judgment defaults, and a change in control.

      Waiver. We secured from our lenders a waiver under the credit agreement of the covenant restricting our ability to incur debt so that we could issue the outstanding notes and the exchange notes.

11 3/4% Senior Notes Due 2009

      On November 5, 1999, we issued $190 million principal amount of 11 3/4% Senior Notes due 2009. The 11 3/4% notes were issued at a price of 98.562%. The 11 3/4% notes are redeemable, at our option, at 105.875% after November 15, 2004, declining to 100% in 2007. Prior to November 15, 2004, we may, at our option, redeem the 11 3/4% notes at a defined make-whole amount, plus accrued and unpaid interest. Interest is paid semiannually. During 2001 and 2000, we purchased $6.5 million and $13.0 million principal amount, respectively, of the 11 3/4% notes and are holding them as treasury notes, the accounting for which reduced debt. On October 4, 2004 we purchased $65.5 million principal amount of the 11 3/4% notes and paid related fees and expenses out of the proceeds of the private placement of the outstanding notes. On October 19, 2004, we announced the commencement of the redemption of all of the remaining $105.6 million of the 11 3/4% notes, funded through the use of existing cash, including proceeds from the private placement of the outstanding notes.

PLAN OF DISTRIBUTION

      Except as described below, based on interpretations of the SEC staff set forth in no-action letters issued to third parties, we believe that the exchange notes issued in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by a holder without further registration under the Securities Act and without delivering a prospectus in connection with any resale of the exchange notes, provided that the holder:

•	is acquiring the exchange notes in the ordinary course of its business;

•	is not engaging nor intends to engage, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

•	is not our “affiliate” within the meaning of Rule 405 under the Securities Act.

      Holders wishing to tender their outstanding notes in the exchange offer must represent to us that these conditions have been met.

      We, however, have not sought, and do not intend to seek, our own no-action letter and there can be no assurance that the SEC staff would make a similar determination with respect to our exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on these interpretations by the SEC staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of not more than one year after the date on which the exchange offer registration statement is declared effective, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in connection with any such resale.

      We will not receive any proceeds from any sale of exchange notes by brokers-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      We have agreed to pay all expenses incident to this exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

      Each broker-dealer must acknowledge and agree that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is a summary of material federal income tax consequences relevant to the exchange of exchange notes for outstanding notes. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of exchange notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

      The exchange of outstanding notes for exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. As a result, holders who exchange outstanding notes for exchange notes in the exchange offer should not recognize any taxable gain or loss as a result of the exchange and should have the same adjusted tax basis and holding period in the exchange notes as they had in the outstanding notes immediately before the exchange.

LEGAL MATTERS

      Certain legal matters relating to the validity of the exchange notes offered hereby will be passed upon for us by Andrews Kurth LLP, Houston, Texas, and certain matters of Wyoming law relating to the validity of the exchange notes will be passed upon for us by Brown, Drew & Massey, LLP, Casper, Wyoming.

EXPERTS

      The financial statements and related financial statement schedules as of December 31, 2003 and 2002, and for the years then ended, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Frontier Oil Corporation

$150,000,000

Offer To Exchange

All Registered 6.625% Senior Notes due October 1, 2011
for
All Outstanding 6.625% Senior Notes due October 1, 2011

PROSPECTUS

                    , 2004

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Our Restated Articles of Incorporation, as amended, provide that we shall indemnify, in the manner and to the full extent authorized by law (as now in effect or later amended), any person who was, is or may be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of Frontier, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit, proceeding or investigation, and judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. They further provide that the termination of any action, suit, proceeding or investigation by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      Section 17-16-851(d) of the Wyoming Business Corporation Act provides that unless ordered to do so by a court, a corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met certain standards of conduct; or (ii) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled. Section 17-16-852 of the Wyoming Business Corporation Act provides for mandatory indemnification of a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director, against reasonable expenses incurred in connection with the proceeding. Section 17-16-856 of the Wyoming Business Corporation Act provides that an officer may be indemnified to the same extent as a director, and if he is not also a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract; however, officers may not be indemnified for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding.

      Our Restated Articles of Incorporation, as amended, also provide that expenses, including attorneys’ fees, incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by us in advance of the final disposition of the action, suit or proceeding. Section 17-16-853 of the Wyoming Business Corporation Act states that a corporation may advance reasonable expenses if the person incurring such expenses delivers to the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct and a written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification and it is ultimately determined that he has not met the applicable standard of conduct.

      In addition, our Restated Articles of Incorporation, as amended, provide that we may purchase and maintain insurance providing coverage for any person who is or was a director, officer, employee or agent of Frontier, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any capacity or arising out of his status, whether or not we would have the power to indemnify him under the provisions of our Restated Articles of Incorporation, as amended. This provision is generally consistent with Section 17-16-857 of the Wyoming Business Corporation Act.

      We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors and officers.

      The certificates of incorporation, as amended and/or restated (if applicable), of Frontier Holdings Inc., Frontier Refining & Marketing Inc., Frontier Refining Inc., Frontier Pipeline Inc., and Frontier El Dorado Refining Company each provide that the corporation shall, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify directors and officers of the corporation. The bylaws of each of the guarantors provide for the indemnification of officers and directors of the corporation to the fullest extent permitted by Delaware law.

      Each of the guarantors is authorized by Section 145(a) of the Delaware General Corporation Law, or DGCL, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Under Section 145(b) of the DGCL, a corporation may indemnify any person in an action by or in the right of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action if the person acted in good faith and in a manner the person believed to be in or not opposed to the best interests of the corporation, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation.

      Pursuant to Section 145(c) of the DGCL, if a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify that person against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection with their defense. Section 145(d) of the DGCL provides that unless ordered by a court, any indemnification can be made only after a determination that indemnification of a person is proper because that person has met the applicable standard of conduct.

      DGCL Section 145(e) provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by a corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified. The bylaws of Frontier Holdings Inc., Frontier Refining & Marketing Inc., Frontier Refining Inc., and Frontier Pipeline Inc. provide for the advancement of expenses. The certificate of incorporation and bylaws of Frontier El Dorado Refining Company provide for the advancement of expenses.

      Under Section 145(g) of the DGCL, a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL. The bylaws of Frontier Holdings Inc., Frontier Refining & Marketing Inc., Frontier Refining Inc., and Frontier Pipeline Inc., and the certificate of incorporation of Frontier El Dorado Refining Company, provide that each respective corporation may purchase and maintain such insurance. The bylaws of Frontier Oil and Refining Company provide that the corporation must purchase and maintain such insurance provided that it is available at a reasonable cost.

      Policies of insurance are maintained by each of the guarantors under which their directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors and officers.

Item 21.	Exhibits and Financial Statement Schedules

      (a) Exhibits

      The following is a list of all exhibits filed as a part of this registration statement on Form S-4, including those incorporated by reference:

Exhibit
Number		Description of Exhibits

3	.1.1*	Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated August 5, 1987.
3	.1.2*	Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated June 14, 1988.
3	.1.3*	Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated April 24, 1992.
3	.1.4*	Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated April 27, 1998.
3	.2.1	Fourth Restated Bylaws of Wainoco Oil Corporation (now Frontier Oil Corporation), as amended through February 20, 1992 (incorporated by reference to Exhibit 3.2 to Wainoco Oil Corporation’s Annual Report on Form 10-K filed on March 10, 1993).
4.1		Forms of Global Notes of Frontier Oil Corporation (included in Exhibit 4.3).
4.2		Indenture, dated as of November 12, 1999, between Frontier Oil Corporation and Chase Bank of Texas, National Association, as trustee, relating to Frontier Oil Corporation’s 11 3/4% Senior Notes due 2009 (incorporated by reference to Exhibit 4.1 to Frontier Oil Corporation’s Current Report on Form 8-K filed on November 19, 1999).
4.3		Indenture, dated as of October 1, 2004, among Frontier Oil Corporation, as issuer, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, relating to Frontier Oil Corporation’s 6.625% Senior Notes due 2011 (incorporated by reference to Exhibit 4.1 to Frontier Oil Corporation’s Current Report on Form 8-K filed on October 4, 2004).
4.4		Registration Rights Agreement, dated as of October 1, 2004, among Frontier Oil Corporation, each of the guarantors party thereto, Bear, Stearns & Co. Inc., BNP Paribas Securities Corp. and TD Securities (USA) Inc. (incorporated by reference to Exhibit 4.2 to Frontier Oil Corporation’s Current Report on Form 8-K filed on October 4, 2004).
5	.1†	Opinion of Andrews Kurth LLP regarding the validity of the securities registered hereby.
5	.2†	Opinion of Brown, Drew & Massey, LLP regarding the validity of the exchange notes.
12	.1*	Computation of Ratio of Earnings to Fixed Charges.
23	.1*	Consent of Deloitte & Touche LLP.
23	.2†	Consent of Andrews Kurth LLP (included in Exhibit 5.1).
23	.3†	Consent of Brown, Drew & Massey, LLP (included in Exhibit 5.2).
24	.1*	Powers of Attorney (included on signature pages).
25	.1*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wells Fargo Bank, N.A. to act as trustee under the Indenture.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99	.3*	Form of Notice of Guaranteed Delivery.
99	.4*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

Exhibit
Number		Description of Exhibits

99	.5*	Form of Letter to Clients.
99	.6*	Form of Exchange Agreement.

*	Filed herewith.

†	To be filed by amendment.

      (b) Financial Statement Schedules. Incorporated by reference to (i) Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2003, filed March 9, 2004, as amended by a Form 10-K/ A filed on October 14, 2004 and (ii) our Current Report on Form 8-K, filed November 19, 2004.

Item 22.	Undertakings

      Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(a) and 1(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any registrant, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 19th day of November, 2004.

FRONTIER OIL CORPORATION

By:	/s/ JAMES R. GIBBS

Name: James R. Gibbs

Title:	Chairman of the Board, President

and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the registrant hereby constitutes and appoints Julie H. Edwards his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any and all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he or she himself or herself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed by the following persons in the capacities and on the 19th day of November, 2004.

Signature	Title

/s/ JAMES R. GIBBS James R. Gibbs	Chairman of the Board, President and Chief Executive Officer and Director (chief executive officer)

/s/ T. MICHAEL DOSSEY T. Michael Dossey	Director

/s/ JULIE H. EDWARDS Julie H. Edwards	Executive Vice President — Finance and Administration Chief Financial Officer (principal financial officer)

/s/ JAMES H. LEE James H. Lee	Director

/s/ NANCY J. ZUPAN Nancy J. Zupan	Vice President — Controller (principal accounting officer)

Signature	Title

/s/ PAUL B. LOYD, JR. Paul B. Loyd, Jr.	Director

/s/ DOUGLAS Y. BECH Douglas Y. Bech	Director

/s/ CARL W. SCHAFER Carl W. Schafer	Director

/s/ G. CLYDE BUCK G. Clyde Buck	Director

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each of the Registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 19th day of November, 2004.

FRONTIER OIL AND REFINING COMPANY
FRONTIER REFINING & MARKETING INC.
FRONTIER HOLDINGS INC.
FRONTIER REFINING INC.
FRONTIER EL DORADO REFINING COMPANY
FRONTIER PIPELINE INC.

By:	/s/ JAMES R. GIBBS

Name: James R. Gibbs

Title:	President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the registrant hereby constitutes and appoints Julie H. Edwards his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any and all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he or she himself or herself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed by the following persons in the capacities indicated and on the 19th day of November, 2004:

Signature	Title

/s/ JAMES R. GIBBS James R. Gibbs	Chief Executive Officer and Director of each of the additional registrants listed directly above (Principal Executive Officer)

/s/ JULIE H. EDWARDS Julie H. Edwards	Chief Financial Officer and Director of each of the additional registrants listed directly above (Principal Financial and Accounting Officer)

/s/ W. REED WILLIAMS W. Reed Williams	Director of each of the additional registrants listed directly above

EXHIBIT INDEX

      The following is a list of all exhibits filed as a part of this registration statement on Form S-4, including those incorporated by reference:

Exhibit
Number		Description of Exhibits

3	.1.1*	Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated August 5, 1987.
3	.1.2*	Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated June 14, 1988.
3	.1.3*	Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated April 24, 1992.
3	.1.4*	Articles of Amendment to the Restated Articles of Incorporation of Wainoco Oil Corporation (now Frontier Oil Corporation), dated April 27, 1998.
3	.2.1	Fourth Restated Bylaws of Wainoco Oil Corporation (now Frontier Oil Corporation), as amended through February 20, 1992 (incorporated by reference to Exhibit 3.2 to Wainoco Oil Corporation’s Annual Report on Form 10-K filed on March 10, 1993).
4.1		Forms of Global Notes of Frontier Oil Corporation (included in Exhibit 4.3).
4.2		Indenture, dated as of November 12, 1999, between Frontier Oil Corporation and Chase Bank of Texas, National Association, as trustee, relating to Frontier Oil Corporation’s 11 3/4% Senior Notes due 2009 (incorporated by reference to Exhibit 4.1 to Frontier Oil Corporation’s Current Report on Form 8-K filed on November 19, 1999).
4.3		Indenture, dated as of October 1, 2004, among Frontier Oil Corporation, as issuer, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, relating to Frontier Oil Corporation’s 6.625% Senior Notes due 2011 (incorporated by reference to Exhibit 4.1 to Frontier Oil Corporation’s Current Report on Form 8-K filed on October 4, 2004).
4.4		Registration Rights Agreement, dated as of October 1, 2004, among Frontier Oil Corporation, each of the guarantors party thereto, Bear, Stearns & Co. Inc., BNP Paribas Securities Corp. and TD Securities (USA) Inc. (incorporated by reference to Exhibit 4.2 to Frontier Oil Corporation’s Current Report on Form 8-K filed on October 4, 2004).
5	.1†	Opinion of Andrews Kurth LLP regarding the validity of the securities registered hereby.
5	.2†	Opinion of Brown, Drew & Massey, LLP regarding the validity of the exchange notes.
12	.1*	Computation of Ratio of Earnings to Fixed Charges.
23	.1*	Consent of Deloitte & Touche LLP.
23	.2†	Consent of Andrews Kurth LLP (included in Exhibit 5.1).
23	.3†	Consent of Brown, Drew & Massey, LLP (included in Exhibit 5.2).
24	.1*	Powers of Attorney (included on signature pages).
25	.1*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wells Fargo Bank, N.A. to act as trustee under the Indenture.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99	.3*	Form of Notice of Guaranteed Delivery.
99	.4*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.5*	Form of Letter to Clients.
99	.6*	Form of Exchange Agreement.

*	Filed herewith.

†	To be Filed by amendment.